Exhibit 10.6

OFFICE LEASE AGREEMENT

between

PROPERTY RESERVE, INC.

as “Landlord”

and

CEMPRA PHARMACEUTICALS, INC.,

as “Tenant”

[Quadrangle IV]

TABLE OF CONTENTS

1.	DEFINITIONS	2
2.	BASIC LEASE TERMS	2
3.	PREMISES	3
4.	TERM	4
5.	RENT	4
6.	SECURITY DEPOSIT	5
7.	ALTERATIONS	5
8.	USE AND COMPLIANCE WITH LAWS	7
9.	MAINTENANCE AND REPAIRS	8
10.	TENANT’S TAXES	9
11.	UTILITIES AND SERVICES	9
12.	RELEASE AND INDEMNIFICATION	11
13.	INSURANCE	11
14.	DAMAGE OR DESTRUCTION	14
15.	CONDEMNATION	15
16.	ASSIGNMENT AND SUBLETTING	15
17.	DEFAULT AND REMEDIES	17
18.	LATE CHARGE AND INTEREST	20
19.	WAIVER	20
20.	ENTRY, INSPECTION AND CLOSURE	20
21.	SURRENDER AND HOLDING OVER	21
22.	ENCUMBRANCES	21
23.	ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS	22
24.	NOTICES	22
25.	ATTORNEYS’ FEES	23
26.	QUIET POSSESSION	23
27.	FORCE MAJEURE	23
28.	RULES AND REGULATIONS	23
29.	LANDLORD’S LIABILITY	23
30.	CONSENTS AND APPROVALS	24
31.	PARKING	24
32.	BROKERS	24
33.	RELOCATION OF PREMISES	24
34.	ENTIRE AGREEMENT	24
35.	MISCELLANEOUS	24
36.	INDEPENDENT COVENANTS/CONTROLLING NATURE OF LEASE	25
37.	REPRESENTATION OF AUTHORITY	25
38.	SECURITY INTEREST	25
39.	OFAC REPRESENTATION	25
40.	SECURITY OF PREMISES	25
41.	OTHER OCCUPANTS	26
42.	BUILDING NAME AND SIGNAGE	26
43.	SIGNS	26
44.	BUILDING RENOVATIONS	26
45.	LIMITATION OF ACTIONS AGAINST LANDLORD	27
46.	NONDISCLOSURE OF LEASE TERMS	27
47.	CHANGES REQUESTED BY LENDER	27
48.	TRANSPORTATION MANAGEMENT	27
49.	PRIOR DRAFTS	27
50.	PRIOR LEASE	27
51.	SEC FILINGS	27

EXHIBITS:

Exhibit A:	Defined Terms	Exhibit D:	Memorandum of Term
Exhibit B:	Floor Plan of Premises	Exhibit E:	Building Rules
Exhibit C:	Work Letter

OFFICE LEASE AGREEMENT

This Office Lease Agreement is made and entered into as of the 9th day of November, 2011 by and between Property Reserve, Inc., a Utah nonprofit corporation, as Landlord, and Cempra Pharmaceuticals, Inc., a Delaware corporation, as Tenant.

1. DEFINITIONS. Capitalized terms used in this Lease have the meanings ascribed to them on the attached Exhibit “A”.

2. BASIC LEASE TERMS. The following Basic Lease Terms are hereby incorporated into the Lease:

2.1 Building:	The building commonly known as Quadrangle IV, with an address of 6340 Quadrangle Drive, Chapel Hill, North Carolina.

2.2 Premises:	Suite 100 consisting of approximately 6,074 RSF located on the first floor of the Building. The Premises are depicted on the floor plan(s) attached hereto as Exhibit B.

2.3 Permitted Use: General office.

2.4 Omitted

2.5 Commencement Date of Term: June 1, 2011.

2.6 Length of Term: Forty-Two (42) months.

2.7 Base Rent:

Period	Rate Per RSF	Annual Base Rent		Monthly Base Rent
6/1/11 – 11/30/11	$9.75	$29,610.75	(6 mos)	$4,935.13
12/1/11 – 5/31/12	$19.50	$59,221.50	(6 mos)	$9,870.25
6/1/12 – 5/31/13	$20.09	$122,026.66		$10,168.89
6/1/13 – 5/31/14	$20.69	$125,671.06		$10,472.59
6/1/14 – 11/30/14	$21.31	$64,718.47	(6 mos)	$10,786.41

2.8 Base Year: Calendar year: 2011

2.9 Tenant’s Share: 9.39% (est.); proportional, based upon 95% of the total RSF in the Building.

2.10 Work Letter: Work Letter attached as Exhibit C.

2.11 Security Deposit: $9,870.25 (which the parties acknowledge has been paid by Tenant to Landlord)

2.12 Landlord’s Address for Payment of Rent:	Property Reserve, Inc.
c/o Cassidy Turley
P.O. Box 198975
Atlanta, GA 30384-8975

2.13 Landlord’s Address for Notices:	Property Reserve, Inc.
Attn: VP of Property Management
5 Triad Center, Suite 450
Salt Lake City, Utah 84180

With a copy to:

Kilpatrick, Townsend & Stockton, LLP
Attn: James C. McCaskill
4208 Six Forks Road, Suite 1400
Raleigh, North Carolina 27609

2.14 Tenant’s Address for Notices:	Cempra Pharmaceuticals, Inc.
6340 Quadrangle Drive
Chapel Hill, North Carolina 27517
Attn: Cali Downs

2.15 Tenant’s Telephone Number:	(919) 313-6616

2.16 Tenant’s Facsimile Number:	(919) 313-6620

2.17 Tenant’s Social Security Number or Tax Identification Number:	203905814

2.18 Tenant’s Information: Entity Type:	Corporation
State of Origin:	Delaware

2.19 Tenant’s Broker(s):	Deborah Boucher, Cassidy Turley

2.20 Omitted

2.21 Exhibits. The following Exhibits are attached hereto and incorporated herein by this reference:

Exhibit A:	Defined Terms
Exhibit B:	The Premises
Exhibit C:	Work Letter
Exhibit D:	Memorandum of Term
Exhibit E:	Building Rules
Exhibit F:	Description of Project Real Property

2.22 Memorandum of Lease Terms/First Lease Amendment. Within thirty (30) days after the Commencement Date of the Term, Landlord and Tenant shall confirm the basic terms and conditions of the Lease using a Memorandum of Lease Terms/First Lease Amendment substantially in the form and content attached hereto as Exhibit D. The terms set forth in the Memorandum of Lease Terms/First Lease Amendment shall be controlling and supersede any conflicting terms set forth in this Section 2, Basic Lease Terms.

The failure of Tenant to execute such Confirmation of Lease Terms/First Lease Amendment shall not affect any obligation of Tenant hereunder or Landlord’s determination of the Commencement Date. If Tenant fails to execute and deliver such Confirmation of Lease Terms/First Lease Amendment in the form proposed by Landlord, Landlord and any prospective purchaser or encumbrancer may conclusively presume and rely upon the following facts: (a) that the Premises were in acceptable condition and were delivered in compliance with all of the requirements of this Lease and any Work Letter attached hereto and (b) the Commencement Date is the date specified in the Memorandum of Lease Terms/First Lease Amendment executed by Landlord.

3. PREMISES. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, upon the terms and subject to the conditions of this Lease, the Premises (defined in Subsection 2.2), together with use of all appurtenant exterior common areas, sidewalks, walkways, drive aisles, parking areas and landscaping.

4. TERM. The Term shall commence on the Commencement Date of the Term and, unless sooner terminated, shall expire upon the last day of the calendar month following the length of the Term (defined in Subsection 2.6). Landlord shall deliver possession of the Premises to Tenant on the Commencement Date.

5. RENT.

5.1 Base Rent. Tenant agrees to pay to Landlord the Base Rent (defined in Subsection 2.7) on the first day of each and every calendar month during the Term without notice, deduction or set off. The schedule of Base Rent in Subsection 2.7 is based upon full calendar months during the Term.

5.2 Direct Costs. Tenant shall pay to Landlord the amount of any Direct Costs within thirty (30) days after receipt of a statement from Landlord for any such Direct Costs.

5.3 Expenses. Prior to the commencement of each calendar year, Landlord shall notify Tenant of Landlord’s estimate of the Expenses for the following calendar year. Commencing on the first day of January of each calendar year and continuing on the first day of every month thereafter in such year, Tenant shall pay to Landlord one-twelfth (1/12th) of Tenant’s Share of the estimated Expenses. If Landlord thereafter estimates that Expenses for such year will vary from Landlord’s prior estimate, Landlord may, by notice to Tenant, revise the estimate for such year (and Tenant shall pay the accrued difference between the original and the revised estimate of Expenses within fifteen (15) days after receipt of the revised estimate, and thereafter pay the revised estimate). Notwithstanding the above, if during any calendar year of the Term the occupancy of the Building is less than ninety-five percent (95%), then Landlord may, in Landlord’s sole discretion, make an appropriate adjustment of the variable components of Expenses, as reasonably determined by Landlord, to determine the amount of Expenses that would have been incurred had the Building been ninety-five percent (95%) occupied during that calendar year. This adjusted amount shall be deemed the amount of Expenses for that calendar year. For purposes hereof, “variable components” shall include only those Expenses that are affected by variations in occupancy levels.

Notwithstanding the above, if the Premises are separately assessed for any utility service (such as electricity), upon mutual agreement by Landlord and Tenant, Tenant shall pay the charges for such utility services directly to the utility provider. In addition, upon mutual agreement of Landlord and Tenant, Tenant may provide Tenant’s own janitorial service to the Premises. In such an event, Tenant’s obligation to contribute toward the cost of such utility service or janitorial service shall be appropriately adjusted by Landlord. Tenant, however, shall continue to be responsible to pay Tenant’s Share of the cost of utility service and janitorial service for the common areas and facilities of the Building.

5.4 Annual Statement. Within one hundred eighty (180) days after the end of each calendar year during the Term, and as soon as reasonably practicable after the expiration of the Term, Landlord shall furnish Tenant a statement with respect to the previous calendar year showing the total Expenses and Tenant’s Share of Expenses for such calendar year, and the total payments made by Tenant with respect thereto. Unless Tenant objects to Landlord’s statement within ninety (90) days after receipt of the same, such statement shall conclusively be deemed correct and accepted by Tenant. If Tenant does timely object to such statement, Landlord shall provide Tenant with reasonable verification of the disputed figures shown on the statement and the parties shall negotiate in good faith to resolve any disputes. Any objection of Tenant to Landlord’s statement and resolution of any dispute shall not postpone the payment of any undisputed amounts due Tenant or Landlord based on Landlord’s statement. Failure of Landlord to deliver Landlord’s statement in a timely manner does not relieve Tenant of Tenant’s obligation to pay any amounts due Landlord pursuant to a subsequently delivered statement.

5.5 Reconciliation of Expenses. If Tenant’s Share of Expenses as finally determined for the year exceeds the total payments made by Tenant on account thereof, Tenant shall pay Landlord the deficiency within thirty (30) days of Tenant’s receipt of Landlord’s statement. If the total payments made by Tenant on account thereof exceed Tenant’s Share of Expenses as finally determined for the year, Tenant’s excess payment shall be credited toward Tenant’s payment toward Expenses next due under this Lease; provided that Landlord shall reimburse any overpayment of Expenses after the expiration of the Term. For any partial calendar year at the beginning or end of the Term, Tenant’s Share of Expenses shall be prorated on the basis of a 365-day year by computing Tenant’s Share for the entire year and then prorating such amount for the number of days during such year included in the Term.

Landlord shall maintain complete and accurate records of all Expenses. Landlord’s records of its Expenses shall be kept using accounting practices consistently maintained on a year-to-year basis, in accordance with good accounting practices, consistently applied. Tenant shall have the right, at Tenant’s expense and no more frequently than once per calendar year, to inspect Landlord’s books and records showing Expenses for the calendar year in question; provided, however, Tenant shall not have the right to withhold any payments of Tenant’s Share of Expenses due and payable hereunder the amount of which may be in dispute, and Tenant must pay the entire amount due and payable hereunder prior to reviewing Landlord’s books and records. In the event Tenant’s inspection of Landlord’s books and records reveals a verifiable error in Landlord’s computation of Tenant’s Share of Expenses resulting in an overpayment by Tenant in excess of five percent (5%) of Tenant’s actual Share of Expenses, Landlord shall promptly reimburse the amount of such overpayment to Tenant, together with interest thereon from the date of overpayment until the date of reimbursement at the Interest Rate. The foregoing notwithstanding, Landlord shall be permitted to dispute Tenant’s determination of actual Expenses prior to its obligation to reimburse Tenant for any overpayment of Expenses.

5.6 Miscellaneous. If Taxes are temporarily reduced as a result of space in the Building (defined in Subsection 2.1) being leased to a tenant that is entitled to an exemption from property taxes or other taxes, then for purposes of determining Taxes for each year in which Taxes are reduced by any such exemption, Taxes for such year shall be calculated on the basis of the amount the Taxes were reduced.

5.7 Payment of Rent. All amounts of Rent shall be paid by Tenant within the time periods as set forth in this Lease without prior notice or demand (unless otherwise set forth herein), or, if no time period is specified, within thirty (30) days after notice from Landlord of the amounts due. All Rent shall be paid without offset, recoupment or deduction (unless otherwise specifically permitted in this Lease and agreed to by Landlord), in lawful money of the United States of America to Landlord at Landlord’s Address for Payment of Rent (defined in Subsection 2.12), or to such other person or at such other place as Landlord may from time to time designate. Tenant’s obligation to pay any amount of Rent accruing during the Term shall survive the expiration or earlier termination of the Lease.

5.8 No “Key Money”. Tenant agrees that Tenant’s obligation to pay all sums owing under this Lease (including, without limitation, any sum payable prior to the Commencement Date, such as any Security Deposit under Section 6, or any sum payable thereafter, such as Base Rent under Subsection 5.1, Direct Costs under Subsection 5.2, Expenses under Subsection 5.3, or Landlord’s fees and costs incurred in connection with any proposed Transfer pursuant to Subsection 16.6), are clearly stated and to Tenant’s knowledge do not violate any applicable Laws.

6. SECURITY DEPOSIT. The parties acknowledge Landlord currently holds the amount of the Security Deposit (defined in Subsection 2.11), in cash, as security for the performance of Tenant’s obligations under this Lease. Landlord may (but shall have no obligation to) use the Security Deposit or any portion thereof to cure any Event of Default under this Lease or to compensate Landlord for any damage, cost, or expense Landlord incurs as a result of Tenant’s failure to perform any of Tenant’s obligations hereunder (including the costs to repair and clean the Premises upon vacation by Tenant to the extent necessary to satisfy Tenant’s obligations set forth in Subsection 21.1). In such event Tenant shall immediately pay to Landlord an amount sufficient to replenish the Security Deposit to the sum initially deposited with Landlord. If Tenant is not in default at the expiration or termination of this Lease, within thirty (30) days from the expiration or termination of this Lease, Landlord shall return to Tenant the Security Deposit or the balance thereof then held by Landlord and not applied as provided above. Landlord may commingle the Security Deposit with Landlord’s general and other funds, and Landlord shall not be required to pay interest on the Security Deposit. Tenant shall not assign or encumber the Security Deposit without the consent of Landlord; any attempt to do so shall be void and not binding on Landlord. If Landlord disposes of its interest in the Premises, Landlord will deliver or credit the Security Deposit to Landlord’s successor in interest and upon such transfer be relieved of all further responsibility with respect to the Security Deposit.

7. ALTERATIONS.

7.1 Acceptance of Premises. By taking possession of the Premises, Tenant acknowledges and agrees that the Premises are then in good and tenantable condition, and hereby accepts the Premises and all aspects thereof in “AS-IS,” “WHERE-IS” condition and “WITH ALL FAULTS,” subject to the terms and conditions of the Work Letter and any punch list items, if applicable, and Landlord’s maintenance and repair obligations set forth herein. Tenant acknowledges and agrees that, except as specifically provided in this Lease and the Work Letter, Seller and any person acting on behalf of Seller has not made, and Seller hereby specifically disclaims, any warranty, promise, guarantee, and/or representation, oral or written, express or implied, past, present, or future, of, as to, or concerning the Premises, the Building, and the Project in any manner whatsoever.

7.2 Consent. Tenant shall not make any Alterations to the Premises without Landlord’s prior written consent. Landlord may withhold its consent to such Alterations in its sole discretion if (a) the proposed Alterations would adversely affect the structure or safety of the Building, the HVAC, or the Building Systems, (b) lower the value of the Building or the Premises, or (c) the proposed Alterations would create an obligation on Landlord’s part to make modifications to the Building (in order, for example, to comply with laws such as the ADA mandating Building accessibility for persons with disabilities), incur any expense, or be subject to any liability; in all other circumstances, Landlord agrees not to unreasonably withhold or delay its consent to proposed Alterations. Upon request of Landlord, Landlord and Tenant shall enter into a Work Letter pertaining to any Alterations. Any such Alterations shall be completed by Tenant at Tenant’s sole cost and expense. All Alterations performed by Tenant shall be performed in a good workmanlike manner using good materials and in a diligent manner and under the supervision of a licensed architect or structural engineer and made in accordance with plans and specifications approved by Landlord. If any work outside the Premises or any work on or adjustment to any of the Building Systems, is required in connection with or as a result of the Alterations, such work shall be performed at Tenant’s expense by contractors designated by Landlord.

7.3 Liens. Tenant shall keep the Premises and the Property free and clear of all liens arising out of any work performed, materials furnished or obligations incurred by Tenant. If any such lien attaches to the Premises or the Property, and Tenant does not cause the same to be released by payment, bonding or otherwise within thirty (30) days after the attachment thereof, Landlord shall have the right but not the obligation to cause the same to be released, and any sums expended by Landlord in connection therewith shall be payable by Tenant within thirty (30) days of demand with interest thereon from the date of expenditure by Landlord at the Interest Rate. Tenant shall give Landlord at least five (5) days’ notice before Tenant commences any Alterations or Tenant’s Work.

7.4 Trade Fixtures. Subject to the provisions of Section 8 - Use and Compliance with Laws and the foregoing provisions of this Section 7, Tenant may install and maintain Trade Fixtures in the Premises, provided that the Trade Fixtures do not become an integral part of the Premises or the Building. Tenant shall promptly repair any damage to the Premises or the Building caused by any installation or removal of such Trade Fixtures.

7.5 Telecommunications.

(a) Tenant may not install any Telecommunications Facilities on the roof of the Building or in any risers, shafts, equipment rooms or any other part of the Building, except as expressly provided below. If Tenant desires to install, operate or maintain any such telecommunication facilities within the Building and Landlord is willing to permit such installation and operation, Tenant shall enter into a separate Telecommunications License Agreement with Landlord. Notwithstanding the above, Tenant may install, maintain, replace, remove, and use Telecommunications Lines within the Premises, subject to the following: (1) the Telecommunication Lines shall use the existing facilities and telecommunications pathways located within the Premises for such Telecommunications Lines, including any existing equipment and telecommunications rooms or closets and conduits designated by Landlord to service the Premises; (2) Tenant at the origination point, every twenty-five (25) feet thereafter and at the termination point shall label the Telecommunication Lines placed within the Premises and in the telecommunications pathways and in each telecommunications room or closet through which the Telecommunication Lines pass, with identification information including, but not limited to, the floor where cable originates and floor and room where cable terminates, the name of the Tenant, and any other information as may be required by the Building Rules; (3) Tenant shall obtain, at its sole cost and expense, prior to construction and work, any necessary federal, state, and municipal permits, licenses and approvals, copies of which will be delivered to

Landlord prior to commencement of construction and work; and (4) all Telecommunication Lines shall satisfy all applicable Laws, including building codes, and have sufficient insulation to minimize any Interference. Upon request by Landlord, Tenant shall provide Landlord with detailed plans, schematics, and specifications identifying the Telecommunication Lines located or placed within the Premises. Landlord disclaims all responsibility for the condition or utility of the intra-building cabling network, and makes no representation regarding the suitability of such network for Tenant’s intended use.

(b) The Telecommunications Lines and any other equipment placed within the Premises, including any equipment that uses wireless transmission of data, shall not cause any Interference with other communications, computing, electronic, building or life safety services in the Building or with any other tenant’s or occupant’s use or operation of communications, computer or electronic equipment or devices within or on the Building or neighboring properties. In the event of any Interference, Tenant shall use diligent efforts to immediately remedy the Interference. If Tenant fails to remedy the Interference within forty-eight (48) hours after notice from Landlord, Landlord shall have the right, but not the obligation, to take any reasonable actions to correct the same at Tenant’s expense; provided that Landlord may take immediate action in the event any Interference causes a threat to the safety to persons or the Building or in the event of a viable claim by any third party. Tenant indemnifies, holds harmless and agrees to defend Landlord from any Claims arising from any Interference caused by the use or presence of any Telecommunications Facilities or other equipment or devices that may be placed within the Premises or the Building by Tenant or Tenant’s Representatives.

(c) Tenant, at its sole cost and expense, shall maintain and repair the Telecommunication Lines exclusively servicing the Premises from the demarcation point into the Building, including within the Premises. Tenant shall remove all such Telecommunication Lines on or before the expiration or earlier termination of this Lease. If Tenant fails to remove any such Telecommunication Lines, Landlord, at is sole option, may remove such s Telecommunication Lines at Tenant’s expense. If Landlord elects not to remove such Telecommunication Lines, such Telecommunication Lines shall be deemed abandoned and become the property of Landlord. Tenant shall not, without the prior written consent of Landlord in each instance, grant to any third party a security interest or lien in or on such Telecommunication Lines, and any such security interest or lien granted without Landlord’s written consent shall be null and void.

8. USE AND COMPLIANCE WITH LAWS.

8.1 Use. The Premises shall be used solely for the Permitted Use (defined in Subsection 2.3) and for no other use or purpose. Tenant shall comply with all present and future Laws relating to Tenant’s use or occupancy of the Premises, and shall make any repairs, alterations or improvements to the Building as required to comply with all such Laws to the extent that such Laws relate to or are triggered by: (a) Tenant’s particular use of the Premises, (b) the Improvements, or (c) any Alterations. Tenant shall observe all Building Rules. Tenant shall not do, bring, keep or sell anything in or about the Premises that is prohibited by, or that will cause a cancellation of or an increase in the existing premium for, any insurance policy covering the Building or any part thereof. Tenant shall not permit the Premises to be occupied or used in any manner that will constitute waste or a nuisance, or disturb the quiet enjoyment of or otherwise unreasonably disturb other tenants in the Building. Tenant shall not, without the prior consent of Landlord, (i) bring into the Building or the Premises anything that may cause substantial noise, odor or vibration, overload the floors in the Premises or the Building or any of the HVAC, the Building Systems, or jeopardize the structural integrity of the Building or any part thereof; (ii) connect to the utility systems of the Building any apparatus, machinery or other equipment other than typical office equipment; or (iii) connect (directly, or indirectly through use of intermediate devices, electrified strip molding, or otherwise) to any electrical circuit in the Premises any equipment or other load with aggregate connected load requirements in excess of 20 amps; or (iv) place any signs or placard on the exterior of the Premises, the Building or within any window without the prior written consent of Landlord.

8.2 Hazardous Materials. To Landlord’s Knowledge, the Premises are in compliance with all Environmental Requirements as of the Commencement Date of Term. Tenant shall not cause or permit any Hazardous Materials to be generated, brought onto, used, stored, or disposed of in or about the Premises or the Building by Tenant or Tenant’s Representatives or Visitors except for deminimus quantities of substances that are normally associated with general office duties (such as copier fluids and cleaning supplies) or which are otherwise approved by Landlord. Tenant shall use, store, transport and/or dispose of all such Hazardous Materials in strict compliance with all Environmental Requirements, and shall comply at all times during the Term with all Environmental Requirements.

8.3 Prohibited Activities. Tenant shall not do or allow any of the following acts to be done or conditions to exist upon the Premises: (a) any violation of any Law concerning the use and safety of the Premises as such Laws now exist or may hereafter be established or amended; (b) any public or private nuisance; (c) the practice of medicine or any of the healing arts, unless otherwise granted in Subsection 2.3; (d) the sale or promotion of alcoholic beverages, marijuana, tobacco products, or illicit drugs; (e) the sale, rental, display, or distribution of any sexually explicit or morally inappropriate (as determined by Landlord in its sole discretion) or pornographic, lewd, obscene, or adult-oriented material; (f) gambling; (g) any smoking within the Building or on the Property; (h) overnight sleeping; and (i) any use or occupancy by a governmental entity or governmental contractor. Notwithstanding anything in this Lease to the contrary, in Landlord’s discretion, the common areas in the Building and any ground floor retail spaces shall not be open or available for use by the public, customers or clients on Sundays. If Tenant or Tenant’s business operations results in any protests, riots, or disturbance of the peace, which shall not include the lawful exercise of First Amendment rights, Landlord, in its sole and absolute discretion, shall have the right to: (1) require Tenant to cease business operations for a reasonable period of time to cease such disturbance, in which event Rent payable hereunder shall not abate; or (2) if such disturbance continues for a period of at least five (5) Business Days from the date of Landlord’s notice to cease operations, such disturbance shall constitute an Event of Default (with no additional notice required to be given, notwithstanding the terms of Subsection 17.1 below), and Landlord may immediately terminate this Lease.

8.4 Governmental Use. As a material condition of this Lease, Tenant represents and warrants that: (1) it is not a federal governmental entity or instrumentality, nor that the Premises will be used to support a federal government contract or subcontract whereby the Tenant would be considered a federal government contractor or subcontractor in the context of this Lease, (2) this Lease is not, and shall not be, or considered to be, a governmental contract, subcontract or third party contract, and (3) by entering into this Lease Landlord does not become a subrecipient, a subgrantee, a project participant, or a third party contractor or subcontractor. In the event, (a) this Lease is considered or alleged to be a federal government contract, subcontract or third party contract, or (b) Landlord is considered or alleged to be a subrecipient, a subgrantee, a project participant, a third party contractor, or a government contractor or subcontractor under federal contracting law, or (c) if due to this Lease Landlord, the Premises or the Building become or is alleged to become subject to any federal laws, statutes, rules or regulations, including, without limitation, any civil rights statutes, such as Title VI and VII of the Civil Rights Act, Executive Order 11246, as amended, 29 U.S.C. Section 793, et seq., 38. U.S.C. Section 4212, et. seq., 41 U.S.C. Section 601, et. seq., or the regulations promulgated in 41 C.F.R. 60-1 or 41 C.F.R. 60-2, and/or any other laws, rules, or regulations that would impose any obligation on Landlord to comply with any affirmative action, equal opportunity, or similar program required of federal or state government contractors and subcontractors arising from this Lease, the relationship with Tenant or Tenant’s use of the Premises, Tenant shall be in default of this Lease and this Lease shall, at the option of Landlord, terminate. Notwithstanding the above, Landlord, in its sole and absolute discretion, shall have the right to waive such default and/or the termination of the Lease. Nothing herein shall prevent Landlord from pursuing any other rights or remedies that it may pursue in the event of a default of this Lease.

9. MAINTENANCE AND REPAIRS.

9.1 Landlord’s Maintenance Obligations. During the Term, Landlord shall maintain or cause to be maintained in reasonably good order, condition and repair, the roof, foundations, exterior walls of the Building, the Building Systems (except for the portion of such systems installed by Tenant and/or located within the Premises and exclusively servicing the Premises), and the public and common areas of the Property. Tenant shall pay the cost of repairs for damage occasioned by Tenant’s use of the Premises or the Property or any act or omission of Tenant or Tenant’s Representatives or Visitors, and such costs may be billed to Tenant as Direct Costs. Tenant shall promptly report in writing to Landlord any defective condition known to Tenant which Landlord is required to repair. The costs incurred by Landlord to maintain and repair the Building as set forth herein may be included as part of the Operating Costs.

9.2 Tenant’s Maintenance Obligations. During the Term, Tenant at Tenant’s expense but under the direction of Landlord, shall maintain and repair the Premises, including, but not limited to any and all Improvements, Alterations, Trade Fixtures, Telecommunications Facilities, and any appliances, such as dishwashers, hot water heaters, refrigerators, garbage disposers, and any Dedicated HVAC Unit (as defined in Subsection 11.2(d) below), in or servicing the Premises, and Tenant’s personal property and inventory, in good order and condition, and keep the Premises in a clean, safe and orderly condition.

9.3 Landlord’s Rights. Landlord hereby reserves the right, at any time and from time to time, without liability to Tenant and provided such changes do not materially interfere with or adversely impact Tenant’s access to the Building or Tenant’s use of the Premises: (a) to make alterations, additions, repairs, improvements to or in all or any part of the Building, the fixtures and equipment therein, and the Building Systems; (b) to change the Building’s name or street address; (c) to install and maintain any and all signs on the exterior and interior of the Building; (d) to reduce, increase, enclose or otherwise change the size, number, location, lay-out and nature of the common areas and other tenancies and premises in the Building and to create additional rentable areas through use or enclosure of common areas; and (e) to comply with any Governmental Controls, whether mandatory or voluntary, and make any alterations to the Building related thereto.

If Landlord performs any activity on a floor of the Building where the Tenant is located, Landlord will provide Tenant with reasonable prior notice of such activity. Landlord’s performance of the above activities shall not constitute an eviction, constructive or otherwise, and Tenant shall not be entitled to any abatement of Rent, to terminate this Lease, nor to any waiver or release of Tenant’s obligations under this Lease as a result thereof.

10. TENANT’S TAXES. Tenant shall pay all Tenant’s Taxes before delinquency (and, at Landlord’s request, shall furnish Landlord satisfactory evidence thereof). If Tenant fails to pay such Taxes before delinquency, Landlord may thereafter pay Tenant’s Taxes or any portion thereof, whereupon Tenant shall reimburse Landlord upon demand for the amount of such payment, together with interest at the Interest Rate from the date of Landlord’s payment to the date of Tenant’s reimbursement. In addition, if any Rental Taxes are due and payable, Tenant shall pay any Rental Tax to Landlord in addition to and at the same time as Base Rent is payable under this Lease.

11. UTILITIES AND SERVICES.

11.1 Description of Services. Landlord shall make available to the Premises reasonable amounts of electricity, water, heat and air-conditioning, and janitorial service, and sewer and water service to any restrooms and/or break rooms in the Premises. Landlord shall also furnish Building Standard fluorescent tube replacement, window washing, elevator service, and toilet room supplies. Landlord shall furnish heat, ventilation and air-conditioning during Business Hours. The cost incurred by Landlord to provide such services shall be included as part of the Operating Costs. Any additional utilities or services that Landlord may agree to provide (including lamp or tube replacement for Improvements) shall be at Tenant’s sole expense.

11.2 Payment for Additional Utilities and Services.

(a) Upon request by Tenant in accordance with the procedures established by Landlord from time to time, Landlord shall furnish such HVAC service to Tenant at times other than during Business Hours and Tenant shall pay for such services on an hourly basis at the then prevailing rate established for the Building by Landlord.

(b) If the temperature otherwise maintained in any portion of the Premises by the HVAC systems of the Building exceeds the capacity provided by the Building Standard as a result of (1) any Improvements (i.e., lights, machines or equipment) used by Tenant in the Premises, or (2) the occupancy of the Premises by more than one person per 150 RSF, then Landlord shall have the right to install any machinery or equipment reasonably necessary to restore the temperature, including modifications to the Building Standard air-conditioning equipment to the extent following notice from Landlord and Tenant fails to take action necessary to correct the same. The cost of any such equipment and modifications, including the cost of installation and any additional cost of operation and maintenance of the same, shall be paid by Tenant to Landlord within thirty (30) days of invoice.

(c) If Tenant’s usage of electricity exceeds the Building’s standard electrical usage, Landlord may determine the amount of such excess use by any reasonable means (including the installation at Landlord’s request but at Tenant’s expense of a separate meter or other measuring device) and charge Tenant for the cost of such excess usage. In addition, Landlord may impose a reasonable charge for the use of any additional or unusual janitorial services required by Tenant because of any unusual Improvements or Alterations, the carelessness of Tenant or the nature of Tenant’s business (including hours of operation).

(d) If there is any Dedicated HVAC Unit, HVAC or other cooling system located in the Premises that is dedicated to Tenant’s computers or other equipment, Landlord may determine the amount of gas, electricity or other utility costs attributable to such Dedicated HVAC Unit by any reasonable means (including the installation by Landlord but at Tenant’s expense of a separate meter or other measuring device) and charge Tenant for such cost.

(e) Tenant acknowledges that Landlord’s obligations pursuant to Subsection 11.1 to provide janitorial services to the Premises excludes any portions of the Premises not used as office areas (e.g., closets, storage rooms, mailrooms, computer areas, laboratories, and areas used for the storage, preparation, service, or consumption of food or beverages). Tenant, at its sole cost and expense, shall cause all portions of the Premises not used as office areas to be cleaned on a regular basis in a manner and by a person or entity satisfactory to Landlord. Tenant shall contract directly with Landlord or, at Landlord’s option, directly with Landlord’s contractor for cleaning services in excess of those furnished by Landlord in accordance with this Lease.

11.3 Interruption of Services. In the event of a Service Failure, the Service Failure shall not, regardless of its duration or cause (except as otherwise provided herein): (a) impose upon Landlord any liability whatsoever, (b) constitute an eviction of Tenant, constructive or otherwise, (c) entitle Tenant to an abatement of Rent or to terminate this Lease, or (d) otherwise release Tenant from any of Tenant’s obligations under this Lease; provided, however, if a Service Failure occurs during Business Hours and is caused by the gross negligence or willful misconduct of Landlord and Tenant cannot and does not conduct business operations in the Premises, Tenant shall be entitled to an abatement of Base Rent commencing as of the fifth (5th) consecutive Business Day of such Service Failure and ceasing upon the date the Service Failure ceases or Tenant recommences operations within the Premises. If the Service Failure continues more than thirty (30) consecutive days and (i) the failure or delay is not the result of a casualty or condemnation, (ii) the repair of such service is within Landlord’s reasonable control and (iii) Landlord is not diligently pursuing such repair, then Tenant may terminate this Lease on that date ten (10) days after Landlord’s receipt of written notice to Landlord from Tenant given immediately after such thirty (30) day period, provided if Landlord cures such Service Failure within such ten (10) day period, Tenant’s termination notice shall be of no force and effect. Except as provided above, Tenant waives and releases any and all Claims against Landlord associated with a Service Failure, including, without limitation, any consequential or special damages. Landlord shall use good faith and diligent efforts to cure any Service Failure and restore service and utilities to the Premises.

11.4 Utility Providers. Landlord may, in Landlord’s sole and absolute discretion, at any time and from time to time, contract, or require Tenant to contract, for utility services (including generation, transmission, or delivery of the utility service) with a utility service provider of Landlord’s choosing; provided, however, before contracting with an alternative utility service provider, Landlord shall use good faith efforts to ensure that such service provider’s rates shall be customary and in line with rates for the market area. Tenant shall fully cooperate with Landlord and any utility service provider selected by Landlord. Tenant shall permit Landlord and the utility service provider to have reasonable access to the Premises and the utility equipment serving the Premises, including lines, feeders, risers, wiring, pipes, and meters. Tenant shall either pay or reimburse Landlord for all costs associated with any change of utility service, including the cost of any new utility equipment, within ten (10) days after Landlord’s written demand for payment or reimbursement. Except as otherwise provided for herein, unless due to Landlord, its agents or employee’s negligence or willful misconduct, Landlord shall not be responsible or liable for any loss, damage, or expense that Tenant may incur as a result of any change of utility service, including any change that makes the utility supplied less suitable for Tenant’s needs, or for any failure, interference, or defect in any utility service. No such change, failure, interference, or defect shall constitute an actual or constructive eviction of Tenant, or entitle Tenant to any abatement of rent, or relieve Tenant from any of Tenant’s obligations under this Lease.

12. RELEASE AND INDEMNIFICATION.

12.1 Release. Landlord and Landlord Parties shall not be liable to Tenant for any loss, harm, or damage to any property (including Tenant’s property) in or about the Premises or the Building from any cause whatsoever, (including, but not limited to: defects in the Building or in any equipment in the Building; fire, explosion or other casualty; bursting, rupture, leakage or overflow of any plumbing or other pipes or lines, sprinklers, tanks, drains, drinking fountains or wash stands in, above, or about the Premises or the Building; or acts of other tenants in the Building), except for loss, harm or damage arising from the gross negligent or intentional misconduct of Landlord or Landlord’s employees acting within the scope of their employment. In addition, Landlord and Landlord Parties shall not be liable to Tenant for any bodily injury in or about the Premises or the Building from any cause (including the acts of other tenants or their agents, servants, contractors, employees, guests or invitees), except for bodily injury arising from the sole negligence or intentional misconduct of Landlord or Landlord’s employees acting within the scope of their employment. Tenant hereby releases and waives all Claims against Landlord and Landlord Parties for any such loss, harm, damage, and/or injury and the cost and expense of defending against such Claims, provided that Tenant does not release Landlord from any Claims for loss, harm or damage to any property (including Tenant’s Property) arising from the gross negligent or intentional misconduct of Landlord or Landlord’s employees acting within the scope of their employment or for bodily injury arising from the sole negligence or intentional misconduct of Landlord or Landlord’s employees acting within the scope of their employment. In no event, however, shall Landlord or Landlord Parties be liable to Tenant for any punitive or consequential damages or damages for loss of business by Tenant. The terms of this Subsection 12.1 shall not relieve Landlord of its obligations under Subsection 14.1 of this Lease.

12.2 Indemnification. Tenant shall indemnify, defend and hold Landlord and Landlord Parties harmless for, from and against Claims arising from: (a) the acts or omissions of Tenant or Tenant’s Representatives or Visitors in or about the Property, (b) Tenant’s use or occupancy of the Premises, or (c) any construction or other work undertaken by Tenant on the Premises (including any design defects), or (d) any breach or default under this Lease by Tenant, or (e) any accident, injury or damage to any person or property, occurring in or about the Premises during the Term regardless of the cause; except that Tenant does not indemnify Landlord from any Claims for bodily injury solely arising from the negligent acts or omissions of Landlord or its authorized representatives. Subject to Tenant’s indemnification obligations above, Landlord shall indemnify, defend and hold Tenant harmless from and against Claims solely arising from the negligent acts or omissions of Landlord or Landlord’s Representatives resulting in any harm or injury to persons in or about the Property; except that Landlord does not indemnify Tenant from any Claims for personal injury arising in any degree from the negligent acts or omissions of Tenant, Tenant’s Representatives or Visitors. Tenant’s indemnification obligation is independent of Tenant’s obligation to maintain insurance, and the minimum limits on Tenant’s insurance coverage set forth in this Lease shall not limit the Tenant’s indemnification obligations under this Lease.

12.3 Miscellaneous. The obligations of the parties under this Section 12 (a) are independent of, and will not be limited by, each other or any insurance obligations set forth in this Lease or comparative negligence statutes or principles or damages or benefits payable under workers compensation or other employee benefit acts, and (b) shall survive the expiration or earlier termination or this Lease until such time as all related Claims against the benefited parties are fully and finally barred by applicable laws. All applicable Laws affecting the validity or enforceability of any portion of the waivers, releases and indemnities contained in this Section 12 are made a part of this Section 12, Release and Indemnification, and will operate to amend such obligations to the minimum extent necessary to bring the provisions into conformity with applicable Laws and cause the provisions, as modified, to continue in full force and effect.

13. INSURANCE.

13.1 Tenant’s Insurance.

(a) Tenant shall maintain in full force throughout the Term, commercial general liability insurance providing coverage on an occurrence basis with limits of not less than Two Million Dollars ($2,000,000.00) each occurrence; Two Million Dollars ($2,000,000.00) annual general aggregate, Two Million Dollars ($2,000,000.00) products and completed operations annual aggregate. Tenant’s liability insurance policy or policies shall: (1) be on ISO form CG 00 01 12 04 or equivalent, (2) include premises and operations liability coverage, products and completed operations liability coverage, broad form property damage coverage including completed operations, blanket contractual liability coverage, and personal and advertising injury coverage; (3) provide that the insurance company has the duty to defend all insureds under the policy or policies (separation of insured language will not be modified); (4) provide that defense costs are paid in addition to and do not deplete any of the policy(ies) limits; and (5) cover liabilities arising out of or incurred in connection with Tenant’s use or occupancy of the Premises or the Property.

(b) Intentionally deleted

(c) Tenant shall at all times maintain in effect with respect to any Alterations, Improvements, Trade Fixtures and Tenant’s goods, inventory and personal property, commercial property insurance (cause of loss – special form) (formerly “all-risk”) providing coverage for one-hundred percent (100%) of the full replacement cost of the covered property. Tenant’s commercial property insurance policy or policies shall: (1) be on ISO form CP 10 30 or equivalent, (2) name Landlord and any Mortgagee (if notified by Landlord) as “insured as its interest may appear,” (3) contain only standard printed exclusions, (4) contain an ordinance of law coverage endorsement; and (5) contain an equipment floater to cover Tenant’s Trade Fixtures and equipment. Tenant may carry such insurance under a blanket policy, provided that such policy provides equivalent coverage to a separate policy. During the Term, the proceeds from any such policies of insurance shall be used for the repair or replacement of the Alterations, Improvements, Trade Fixtures and Tenant’s goods, inventory and personal property so insured. Landlord shall be provided coverage under such insurance to the extent of its insurable interest and, if requested by Landlord, both Landlord and Tenant shall sign all documents reasonably necessary or proper in connection with the settlement of any claim or loss under such insurance. Landlord will have no obligation to carry insurance on any Alterations, Improvements, Trade Fixtures, or Tenant’s goods, inventory and personal property.

(d) Beginning on the date Tenant is given access to the Premises for any purpose and continuing until expiration of the Term, Tenant shall procure, pay for and maintain in effect Workers’ Compensation Insurance for all of its employees who work at or visit the Premises and Employers Liability Insurance with coverage and minimum limits of the greater of: (i) bodily injury by accident ($500,000.00 each accident); (ii) bodily injury by disease ($500,000 policy limit); and (iii) bodily injury by disease ($500,000 each employee).

(e) Beginning on the Commencement Date of the Term and continuing throughout the Term, Tenant shall maintain a policy of Business Interruption Insurance and Extra Expense Insurance covering at least a one-year period. Such policy shall contain an endorsement covering losses arising from interruption of utilities outside the Premises and a waiver of subrogation in favor of Landlord and Property Manager and any Mortgagee (if requested by Landlord).

(f) Each policy of insurance required under this Section 13 shall: (1) be in a form, and written by an insurer, reasonably acceptable to Landlord, (2) be maintained at Tenant’s sole cost and expense, and (3) be endorsed as primary with the policies of Landlord, Property Manager and any Mortgagee (if requested by Landlord) being excess, secondary and noncontributing; (4) unless the Tenant’s right to waiver subrogation is permitted in the insurance policy, be endorsed to provide a waiver of subrogation in favor of Landlord and Landlord Parties; (5) require at least thirty (30) days’ written notice to Landlord prior to any cancellation, non-renewal or modification of insurance coverage; and (6) be issued by insurance companies that have rating classifications of “A” or better and financial size category ratings of “VIII” or better according to the latest edition of the A.M. Best Key Rating Guide. All insurance companies issuing such policies shall be licensed to do business in the state where the Property is located. Any deductible amount under such insurance shall not exceed Twenty Thousand Dollars ($20,000.00). Tenant shall provide to Landlord, upon request, evidence that the insurance required to be carried by Tenant pursuant to this Section 13, including any endorsement affecting the additional insured status, is in full force and effect and that premiums therefor have been paid.

(g) Each policy of commercial general liability insurance required by Subsection 13.1(a) shall: (1) contain a cross liability endorsement or separation of insureds clause; (2) provide that any waiver of subrogation rights or release prior to a loss does not void coverage; (3) provide that any failure to comply with the reporting provisions shall not affect coverage provided to Landlord, the Property Manager, and any Mortgagee; (4)

provide that the coverage is available in the aggregate to the Premises pursuant to a CG 25 04 endorsement or an equivalent endorsement acceptable to Landlord; and (5) name Landlord, the Property Manager, and any Mortgagee (if requested by Landlord) and such other parties in interest as Landlord may from time to time reasonably designate to Tenant in writing, as additional insureds. All endorsements creating such additional insured status shall be acceptable to Landlord and shall be at least as broad as additional insured endorsement form number CG 20 11 01 96 promulgated by the Insurance Services Office.

(h) A review of the Tenant’s insurance requirement shall be made periodically, but, not more frequently than once every three (3) years. If any Mortgagee or Landlord’s insurance broker or other risk management consultant determines in the opinion of any of them that the amount of insurance then required under this Lease is not adequate, Tenant agrees to increase the amounts and limits of insurance as recommended by such professionals or any Mortgagee.

(i) Prior to occupancy of the Premises by Tenant, and not less than thirty (30) days prior to expiration of any policy thereafter, Tenant shall furnish to Landlord a certificate of insurance in the form of: (a) ACORD™ Form 25-S (1/95) (or its replacement) Certificates of Liability Insurance for liability coverages accompanied by the endorsement form CG 20 11 01 96 and the endorsement form 25 04 as referred to in (g) above, showing the required additional insureds satisfactory to Landlord in substance and form, and (b) ACORD™ Form 28 (or its replacement) Evidence of Property Insurance for property coverages. Each certificate of insurance must: (i) show the Landlord, the Property Manager and any Mortgagee (if requested by Landlord) as certificate holders (with Landlord’s mailing address); (ii) show Tenant as the “Named Insured,” (iii) show the insurance companies producing each coverage and the policy number and policy date of each coverage; (iv) name the producer of the certificate (with correct address and telephone number) and have the signature of the authorized representative of the producer; (v) specify the additional insured status (on ACORD™ Form 45) and/or waivers of subrogation; (vi) show the amounts of all deductibles and self-insured retentions; (vii) show the primary status and aggregate limit per project where required; and (viii) the phrases “endeavor” and “but failure to mail such notice will impose no obligation or liability of any kind upon Company, its agents or representatives” are deleted from the cancellation provision of the ACORD™ Form 25 certificate and the following express provision added: “This is to certify that the policies of insurance described herein have been issued to the Insured for whom this certificate is executed and are in force at this time. In the event of cancellation, non-renewal, or material reduction in coverage affecting the certificate holder, 30 days’ prior written notice will be given to the certificate holder by certified mail or registered mail, return receipt requested.” If the insurance carrier is unwilling to provide such certification, Tenant shall provide Landlord with thirty (30) days’ prior written notice of the modification or cancellation of Tenant’s insurance policies. Notwithstanding the requirements of this paragraph, Tenant shall at Landlord’s request provide to Landlord a complete copy of each insurance policy required to be in force at any time pursuant to the requirements of this Lease or its Exhibits.

13.2 Insurance Coverage During Construction. Intentionally Deleted

13.3 Landlord’s Insurance. Landlord may manage a program of alternative risk transfer related to risk of harm, loss or damage to the Building and the Property to the extent and degree that Landlord deems necessary in Landlord’s reasonable judgment. Landlord’s risk management program may include elements of traditional insurance, self-insurance, large deductibles, or risk assumption. The cost of Landlord’s risk management program shall be deemed to be the cost of obtaining and managing an insurance policy covering the risk managed or assumed by Landlord, which cost shall be determined by an estimate or quote from a reputable insurance company regarding such insurance coverage. The cost of Landlord’s risk management program, as determined above, shall be deemed the cost of insurance for expense reimbursement purposes and Landlord may, in its discretion, include such costs as part of Expenses. Landlord shall not be required to carry insurance of any kind on Tenant’s personal property, and shall not be obligated to repair any damage thereto or replace the same for any reason.

13.4 Property Insurance - Waiver of Subrogation. Landlord and Tenant each hereby waive any right of recovery against the other(s) (Tenant’s waiver of subrogation shall be in favor of Landlord and Property Manager and any Mortgagee (if notified by Landlord) and the partners, members, shareholders, officers, directors and authorized representatives of the other for any loss or damage that is covered by any policy of property insurance maintained by either party (or required by this Lease to be maintained) with respect to the Premises or the Building or any operation therein. If any such policy of insurance relating to this Lease or to the Premises or the Building does not permit the foregoing waiver or if the coverage under any such policy would be invalidated as a result of such waiver, the party maintaining such policy shall obtain from the insurer under such policy a waiver of all right of recovery by way of subrogation against either party in connection with any claim, loss or damage covered by such policy.

14. DAMAGE OR DESTRUCTION.

14.1 Landlord’s Duty to Repair

(a) If all or a substantial part of the Premises are rendered untenantable or inaccessible by damage to any part of the Property from fire or other casualty then, unless either party is entitled to and elects to terminate this Lease pursuant to Subsection 14.3 - Landlord’s Right to Terminate and 14.4—Tenant’s Right to Terminate, Landlord shall, at its expense, use reasonable efforts to repair and restore the Premises and/or the Building, as the case may be, to substantially their former condition to the extent permitted by then applicable Laws; provided, however, that in no event shall Landlord have any obligation for repair or restoration beyond the extent of insurance proceeds received by Landlord for such repair or restoration, or for any Alterations, Improvements, Trade Fixtures or Tenant’s goods, inventory and personal property.

(b) If Landlord is required or elects to repair damage to the Premises and/or the Building, this Lease shall continue in effect. Tenant hereby acknowledges and agrees that Tenant may obtain business interruption insurance to mitigate against the risk of damage or destruction of the Premises or the Building. If Tenant is prevented from using any portion of the Premises by reason of such damage or its repair or due to damage to any fixtures or equipment within the Premises, Rent shall not abate. In no event shall Landlord be liable to Tenant by reason of any injury to or interference with Tenant’s business or property arising from fire or other casualty or by reason of any repairs to any part of the Property necessitated by such casualty.

14.2 Tenant’s Duty to Repair. If any Alterations, Improvements, Trade Fixtures or Tenant’s goods, inventory or personal property is damaged or destroyed, Tenant shall repair and/or replace such damaged items as soon as possible after the restoration of the Premises.

14.3 Landlord’s Right to Terminate. Landlord may elect to terminate this Lease following damage by fire or other casualty under the following circumstances:

(a) If, in the reasonable judgment of Landlord, the Premises and the Building cannot be substantially repaired and restored under applicable Laws within one hundred eighty (180) days from the date of the casualty;

(b) If, in the reasonable judgment of Landlord, adequate proceeds are not, for any reason, made available to Landlord from Landlord’s insurance policies (and/or from Landlord’s funds made available for such purpose, at Landlord’s sole option) to make the required repairs; provided that Landlord has maintained the insurance coverage required by this Lease;

(c) If the Building is damaged or destroyed to the extent that, in the reasonable judgment of Landlord, the cost to repair and restore the Building would exceed twenty-five percent (25%) of the full replacement cost of the Building, whether or not the Premises are at all damaged or destroyed; or

(d) If the fire or other casualty occurs during the last two (2) years of the Term.

If any of the circumstances described in subparagraphs (a), (b), (c) or (d) of this Subsection 14.3 occur or arise, Landlord shall notify Tenant in writing of that fact within one hundred twenty (120) days after the date of the casualty and in such notice Landlord shall also advise Tenant whether Landlord has elected to terminate this Lease as provided above; provided, however, Landlord shall provide such notice to Tenant within sixty (60) days if the damage to the Building is not structural in nature and concerns less then twenty-five percent (25%) of the Building.

If Landlord elects not to terminate this Lease, Landlord will specify in such notice the estimated completion date of the restoration of the Premises and/or the Building. Tenant acknowledges and agrees that any estimate of the completion date to repair and restore the Premises and Building is an estimate subject to force majeure. Tenant releases Landlord from any damages or Claims and waives any right to terminate this Lease if the completion date of such restoration exceeds the estimated completion date.

14.4 Tenant’s Right to Terminate. If all or a substantial part of the Premises are rendered untenantable or inaccessible by damage to all or any part of the Property from fire or other casualty, then Tenant may elect to terminate this Lease under the following circumstances:

(a) Where Landlord fails to commence the required repairs within one hundred and twenty (120) days after the date of the casualty, in which event Tenant may elect to terminate this Lease upon notice to Landlord given within ten (10) days after such one hundred and twenty (120) day period; or

(b) If the estimated completion date of the restoration of the Premises and/or the Building is in excess of one (1) year from the date of the casualty, in which event Tenant may elect to terminate this Lease by giving Landlord notice of such election to terminate within ten (10) days after Landlord’s notice to Tenant pursuant to Subsection 14.3 - Landlord’s Right to Terminate.

14.5 Waiver. Intentionally deleted.

15. CONDEMNATION.

15.1 Effect on Lease. If the Premises, or any portion thereof, are taken by Condemnation, this Lease shall terminate as of the Date of Condemnation as to that portion of the Premises that is taken. If the portion of the Premises remaining after the Condemnation is unsuitable for Tenant’s continued use as reasonably determined by the parties, then Tenant may terminate this Lease upon thirty (30) days’ written notice to Landlord after the Date of Condemnation. If the entire Premises is not taken and the Lease is not terminated by Tenant as provided herein, this Lease shall remain in effect and Landlord shall diligently proceed to repair and restore the Premises to an architecturally complete office space; provided, however, that Landlord’s obligations to so repair and restore shall be limited to the amount of any Award received by Landlord and not required to be paid to any Mortgagee. Landlord shall not be obligated to repair or replace any Alterations, Improvements, Trade Fixtures, or Tenant’s goods, inventory or personal property. From and after the Date of Condemnation, Tenant shall not be obligated to pay any Rent applicable to such portion of the Premises taken based upon the percentage of RSF in the Premises so taken from and after the Date of Condemnation.

15.2 Awards. Any Award made shall be paid to Landlord, and Tenant hereby assigns to Landlord, and waives all interest in or claim to, any such Award, including any claim for the value of the unexpired Term; provided, however, that Tenant shall be entitled to receive, or to prosecute a separate claim for, an Award for a temporary taking of the Premises or a portion thereof by a Condemnor where this Lease is not terminated (to the extent such Award relates to the unexpired Term), or an Award or portion thereof separately designated for relocation expenses of, or for the interruption of or damage to Tenant’s business or as compensation for Trade Fixtures and Tenant’s personal property.

15.3 Waiver. Intentionally deleted.

16. ASSIGNMENT AND SUBLETTING.

16.1 Landlord’s Consent Required. Tenant shall not Transfer this Lease nor any part of the Premises, without the prior written consent of Landlord, which (subject to the other provisions of this Section 16) shall not be unreasonably withheld. If Tenant is a business entity, any direct or indirect transfer of fifty percent (50%) or more of the ownership interest of the entity (whether in a single transaction or in the aggregate through more than one transaction) shall be deemed a Transfer. Notwithstanding any provision in this Lease to the contrary, Tenant shall not mortgage, pledge, hypothecate or otherwise encumber all or any portion of Tenant’s interest under this Lease. In addition, Tenant shall not make any Transfer to a Prohibited Person and any Transferee shall make the representation and warranty contained in Section 39 hereof to Landlord and Tenant in any Transfer document.

16.2 Reasonable Consent.

(a) If Tenant complies with the following conditions, Landlord shall not unreasonably withhold its consent to the subletting of the Premises or any portion thereof or the assignment of this Lease. Prior to any proposed Transfer, Tenant shall submit in writing to Landlord (1) the name and legal composition of the proposed Transferee; (2) the nature of the business proposed to be carried on in the Premises; (3) a current balance sheet, income statements for the last two years and such other reasonable financial and other information concerning the proposed Transferee as Landlord may request; and (4) a copy of the proposed assignment, sublease or other agreement governing the proposed Transfer, which must contain the following: (i) Transferee’s waiver, release and indemnification of Landlord as set forth in Section 12; (ii) representation and indemnification of Landlord consistent with Section 39; and (iii) Transferee’s agreement to maintain the insurance required by Section 13, including endorsing Landlord as an additional insured on Transferee’s liability insurance policy. Within fifteen (15) days after Landlord receives all such information it shall notify Tenant whether it approves or disapproves such Transfer or if it elects to proceed under Subsection 16.8 - Landlord’s Right to Space.

(b) The parties hereto agree and acknowledge that, among other circumstances for which Landlord could reasonably withhold consent to a proposed Transfer, it shall be reasonable for Landlord to withhold consent where (1) the proposed Transferee does not intend itself to occupy the entire portion of the Premises assigned or sublet, (2) Landlord reasonably disapproves of the Transferee’s business operating ability or history, reputation or creditworthiness or the character of the business to be conducted by the Transferee at the Premises, (3) the Transferee is a governmental agency or unit or an existing tenant in the Building, (4) the proposed Transfer would violate any exclusive rights of any tenants in the Building, (5) the rental and other consideration payable by the Transferee is less than that currently being paid by tenants under new leases of comparable space in the Building, (6) the Transferee’s financial strength is less than the financial strength of Tenant, (7) the proposed use does not conform to the Permitted Use, or (8) Landlord otherwise determines that the proposed Transfer would have the effect of decreasing the value of the Building or increasing the expenses associated with operating, maintaining and repairing the Building.

16.3 Advertisement. Tenant shall not publicly offer or advertise all or any portion of the Premises for assignment or sublease at a Rent less than that then being sought by Landlord for a direct lease (non-sublease) of comparable space in the Building.

16.4 Excess Consideration. If Landlord consents to the assignment or sublease, Landlord shall be entitled to receive as increased Rent hereunder an amount equal to fifty percent (50%) of the amount (if any) by which the total value of (a) any consideration paid by the Transferee for the assignment or sublease and, in the case of a sublease, the excess of the rent and other consideration payable by the subtenant over the amount of Base Rent and Additional Rent payable hereunder applicable to the subleased space, exceeds (b) the reasonable direct, out-of-pocket costs (such as, but not necessarily limited to, reasonable brokerage commissions, tenant improvement costs, attorneys’ fees, and other cash concessions as may be typical, reasonable and appropriate under then prevailing conditions) actually and necessarily paid by Tenant to third parties not affiliated with Tenant to procure the assignment or sublease.

16.5 No Release of Tenant. Unless granted to Tenant by Landlord in writing, no consent by Landlord to any Transfer shall relieve Tenant of any obligation to be performed by Tenant under this Lease, whether occurring before or after such consent, assignment, subletting or other Transfer. Each Transferee shall be jointly and severally liable with Tenant (and Tenant shall be jointly and severally liable with each Transferee) for the payment of Rent (or, in the case of a sublease, rent in the amount set forth in the sublease) and for the performance of all other terms and provisions of this Lease. The consent by Landlord to any Transfer shall not relieve Tenant or any such Transferee from the obligation to obtain Landlord’s prior written consent to any subsequent Transfer by Tenant or any Transferee. The acceptance of Rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer.

16.6 Administrative Review Fee and Attorneys’ Fees. Concurrently with submitting each request for Landlord’s consent to any Transfer, Tenant shall pay Landlord an administrative review fee of Three Hundred Dollars ($300.00). In addition to the administrative review fee, Tenant shall pay to Landlord on demand all costs and expenses (including reasonable attorneys’ and consultant’s fees) incurred by Landlord in connection with reviewing or consenting to any proposed Transfer, such costs not to exceed $1,500.00.

16.7 Effectiveness of Transfer. Prior to the date on which any permitted Transfer (whether or not requiring Landlord’s consent) becomes effective, Tenant shall deliver to Landlord a counterpart of the fully executed transfer document and Landlord’s then standard form of “Consent to Assignment” or “Consent to Sublease” executed by Tenant and the Transferee in which each of Tenant and the Transferee confirms its obligations pursuant to this Lease. Failure or refusal of a Transferee to execute any such instrument shall not release or discharge the Transferee from liability as provided herein. The voluntary, involuntary or other surrender of this Lease by Tenant, or a mutual cancellation by Landlord and Tenant, shall not work a merger, and any such surrender or cancellation shall, at the option of Landlord, either terminate all or any existing subleases or operate as an assignment to Landlord of any or all of such subleases.

16.8 Landlord’s Right to Space. Notwithstanding any of the above provisions of this Section 16 to the contrary, if Tenant notifies Landlord that it desires to enter into a Transfer, Landlord, in lieu of consenting to such Transfer, may elect (a) in the case of an assignment or a sublease of the entire Premises, to terminate this Lease, or (b) in the case of a sublease of less than the entire Premises, to terminate this Lease as it relates to space proposed to be subleased by Tenant. In such event, this Lease will terminate (or the space proposed to be subleased will be removed from the Premises subject to this Lease and the Base Rent and Tenant’s Share under this Lease shall be proportionately reduced) on the date the Transfer was proposed to be effective, and Landlord may lease such space to any party, including the prospective Transferee identified by Tenant.

16.9 Assignment of Sublease Rents. Tenant hereby absolutely and irrevocably assigns to Landlord any and all rights to receive rent and other consideration from any sublease and agrees that Landlord, as assignee or as an attorney-in-fact for Tenant for purposes hereof, or a receiver for Tenant appointed on Landlord’s application may (but shall not be obligated to) collect such rents and other consideration and apply the same toward Tenant’s obligations to Landlord under this Lease; provided, however, that Landlord grants to Tenant at all times prior to occurrence of any breach or default by Tenant a revocable license to collect such rents (which license shall automatically and without notice be and be deemed to have been revoked and terminated immediately upon any Event of Default).

16.10 Transfer to Affiliate. Tenant may assign this Lease or sublet the Premises or any portion thereof, without Landlord’s written consent, but upon prior written notice to Landlord and subject to all other provisions of this Lease, to any Affiliate, subject to all the terms of this Lease (except only that Landlord shall not be entitled to any excess consideration pursuant to Subsection 16.4 - Excess Consideration or to terminate this Lease pursuant to Subsection 16.8 - Landlord’s Right to Space upon such an assignment or sublease to an Affiliate), provided that (i) the Affiliate assumes in writing all of Tenant’s obligations under this Lease, (ii) the original entity executing this Lease as “Tenant” remains fully liable under this Lease, (iii) Landlord receives written notification of such Transfer, and all relevant documents requested by Landlord, at least twenty (20) days prior to the effective date of such Transfer, (iv) no Event of Default is ongoing, (v) the intended Transferee has a tangible net worth, as evidenced by financial statements delivered to Landlord and certified by an independent certified public accountant in accordance with generally accepted accounting principles that are consistently applied at least equal to Tenant’s net worth either immediately before the Transfer or as of the date of this Lease, whichever is greater; (vi) the nature of the business of the occupant of the Premises is reasonably acceptable and approved by Landlord; and (vii) such Transfer is not a subterfuge by Tenant to avoid its obligations under this Lease or the restrictions on Transfers under this Section 16. Tenant shall have the burden of establishing that all the terms of this Subsection 16.10 have been satisfied.

17. DEFAULT AND REMEDIES.

17.1 Event of Default. The occurrence of any of the following shall constitute an Event of Default by Tenant:

(a) Tenant fails to make any payment of Rent, or any amount required to replenish the Security Deposit as provided in Section 6 - Security Deposit, within ten (10) days after the date of a notice from Landlord;

(b) Tenant abandons or vacates the Premises;

(c) Tenant makes any material misrepresentation to Landlord or violates any term or condition of Section 8 - Use and Compliance with Laws;

(d) Tenant fails to deliver any estoppel certificate requested by Landlord within the period described in Subsection 23.1 - Estoppel Certificates;

(e) Tenant violates the restrictions on Transfer set forth in Section 16 - Assignment and Subletting.

(f) Tenant fails to maintain the insurance required to be maintained by Tenant pursuant to Subsections 13.1 and 13.2 and/or otherwise fails to perform its obligations under such subsections;

(g) To the extent permitted by law, Tenant ceases doing business as a going concern; makes an assignment for the benefit of creditors; is adjudicated an insolvent, files a petition (or files an answer admitting the material allegations of a petition) seeking relief under any state or federal bankruptcy or other statute, law or regulation affecting creditors’ rights’; all or substantially all of Tenant’s assets are subject to judicial seizure or attachment and are not released within thirty (30) days, or Tenant consents to or acquiesces in the appointment of a trustee, receiver or liquidator for Tenant or for all or any substantial part of Tenant’s assets;

(h) Tenant fails, within ninety (90) days after the commencement of any state or federal bankruptcy or other statute, law or regulation affecting creditors’ rights, to have such proceedings dismissed, or Tenant fails, within ninety (90) days after an appointment, without Tenant’s consent or acquiescence, of any trustee, receiver or liquidator for Tenant or for all or any substantial part of Tenant’s assets, to have such appointment vacated; or

(i) Tenant fails to perform or comply with any provision of this Lease other than those described in (a) through (g) above, and does not fully cure such failure within fifteen (15) days after notice to Tenant or, if such failure cannot be cured within such fifteen (15) day period, Tenant fails within such fifteen (15) day period to commence, and thereafter diligently proceed with, all actions necessary to cure such failure as soon as reasonably possible but in all events within ninety (90) days of such notice; provided, however, that if Landlord in Landlord’s reasonable judgment determines that such failure cannot or will not be cured by Tenant within such ninety (90) day period, then such failure shall constitute an Event of Default immediately upon such notice to Tenant.

17.2 Remedies. Upon the occurrence of an Event of Default, Landlord shall have the following remedies, which shall not be exclusive but shall be cumulative and shall be in addition to any other remedies now or hereafter allowed by law or in equity, including injunctive relief:

(a) Landlord may terminate Tenant’s right to possession of the Premises at any time by written notice to Tenant. Tenant expressly acknowledges that in the absence of such written notice from Landlord, no other act of Landlord, including re-entry into the Premises, efforts to relet the Premises, reletting of the Premises for Tenant’s account, storage of Trade Fixtures and Tenant’s goods, inventory and personal property, acceptance of keys to the Premises from Tenant or exercise of any other rights and remedies under this Section 17, shall constitute a termination of this Lease or of Tenant’s rights to possession of the Premises. Upon such termination in writing of Tenant’s right to possession of the Premises, as herein provided, this Lease shall terminate and Landlord shall be entitled to recover damages from Tenant, including the amount by which the Rent payable by Tenant hereunder for the remainder of the Term exceeds the amount of Rent loss Tenant proves could have been reasonably avoided, discounted at the discount rate published by the Federal Reserve Bank of San Francisco for member banks at the time of the award plus one percent (1%).

(b) Landlord may continue this Lease in effect after Tenant’s breach and/or abandonment and recover Rent as it becomes due.

(c) Landlord may cure the Event of Default at Tenant’s expense. If Landlord pays any sum or incurs any expense in curing the Event of Default, Tenant shall reimburse Landlord upon demand for the amount of such payment or expense with interest at the Interest Rate from the date the sum is paid or the expense is incurred until Landlord is reimbursed by Tenant.

(d) Landlord may maintain the Lease in full force and effect, recover the Rent and other monetary charges as they become due, and re-enter the Premises. If Landlord desires to re-enter the Premises, Landlord shall notify Tenant and Tenant shall peacefully vacate the Premises and remove Tenant’s fixtures, furnishings, equipment, and personal property from the Premises within ten (10) days after Landlord’s notice and grant Landlord the right to enter and possess the Premises. Landlord’s re-entry into the Premises shall not be deemed a surrender of the Premises by Tenant, an acceptance of the Premises by Landlord, a termination of the Lease, nor constructive eviction of Tenant. If Tenant fails to peacefully vacate the Premises after receipt of Landlord’s notice exercising its rights under this paragraph, Landlord may obtain an order of restitution pursuant to applicable Laws. In such an event, Tenant hereby unconditionally stipulates to the order of restitution and waives any and all defenses and claims to the contrary and agrees that Landlord may obtain the order of restitution through summary proceedings. If Landlord pursues an action for an order of restitution, Landlord shall be entitled to recover any past due Rent, damages and reasonable attorneys’ fees as permitted by applicable Laws. The process of obtaining an order of restitution (including the filing of notices, the pleading or finding of unlawful detainer, and the issuance of the order itself) shall not be deemed to terminate/forfeit the Lease nor operate as a surrender and acceptance of the Premises. Landlord shall have the right to make any repairs, alterations, modifications or tenant improvements to the Premises, which Landlord, in its sole discretion, deems reasonable and necessary, and to lease the Premises (which may be for a term extending beyond the term of this Lease) at such rental and upon such other terms and conditions as Landlord deems advisable using reasonable business judgment under the circumstances. Tenant shall pay to Landlord any and all reasonable costs incurred by Landlord in readying the Premises and reletting or attempting to relet the Premises, including, without limitation, the costs of repairs, alterations, modification, and/or tenant improvements to the Premises, brokers’ commissions and fees, advertising expenses, concessions to obtain new tenants, and legal expenses and costs. Tenant shall pay Landlord the difference between the rent actually received by Landlord from any new tenant of all or a portion of the Premises (based upon Landlord taking reasonable efforts to relet all or a portion of the Premises upon terms and conditions reasonably acceptable to Landlord) and the Rent payable by Tenant under this Lease.

(e) Upon termination of the Lease or re-entry into the Premises by Landlord as permitted herein, Landlord may remove all of Tenant’s property from the Premises, and such property may be stored by Landlord in a public warehouse or elsewhere at the sole cost and for the account of Tenant. If Landlord does not elect to store any or all of Tenant’s property left in the Premises, Landlord may consider such property to be abandoned by Tenant, and Landlord may thereupon dispose of such property in any manner deemed appropriate by Landlord. Any proceeds realized by Landlord on the disposal of any such property shall be applied first to offset all expenses of storage and sale, then credited against Tenant’s outstanding obligations to Landlord under this Lease, and any balance remaining after satisfaction of all obligations of Tenant under this Lease shall be delivered to Tenant.

(f) Intentionally Deleted.

(g) Intentionally deleted.

(h) Whether or not Landlord elects to terminate this Lease on account of any Event of Default by Tenant, as set forth in this Subsection 17.2, Landlord shall have the right to terminate any and all Transfers entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such Transfers. In the event of Landlord’s election to succeed to Tenant’s interest in any such Transfers, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

17.3 Landlord’s Default and Remedies. If Landlord fails to perform any of its obligations under the Lease, Tenant may give written notice to Landlord. Landlord shall be in default of this Lease if Landlord receives written notice of any failure to perform and Landlord fails to cure such non-performance within thirty (30) days after receipt of Tenant’s notice. However, if such non-performance reasonably requires more than thirty (30) days to cure, Landlord shall not be in default if such cure is commenced within such thirty (30) day period and thereafter diligently pursues such non-performance to completion. If Landlord fails to cure a default within the time period set forth above, Tenant will provide a notice to any Mortgagee of such default pursuant to the terms and conditions of Subsection 22.2 of this Lease. In the event of a default by Landlord, Tenant, at its option, without further notice or demand and as its sole and exclusive remedies (but subject to the limitations set forth in Subsection 30.1 below), may: (i) pursue the remedy of specific performance or injunction; or (ii) seek declaratory relief; or (iii) pursue an action for actual and direct damages for loss. Notwithstanding anything herein to the contrary, Landlord shall not be subject to consequential or special damages, such as damages resulting from loss of business or revenue. Nothing herein contained shall relieve Landlord from its obligations hereunder, nor shall this Section be construed to obligate Tenant to perform Landlord’s repair obligations.

18. LATE CHARGE AND INTEREST.

18.1 Late Charge. If any payment of Rent is not received by Landlord within ten (10) days after its due date (and whether or not Landlord has notified Tenant of such delinquency), Tenant shall pay to Landlord on demand as a late charge an additional amount equal to five percent (5%) of the overdue payment. A late charge shall not be imposed more than once on any particular installment not paid when due, but imposition of a late charge on any payment not made when due does not eliminate or supersede late charges imposed on other (prior) payments not made when due or preclude imposition of a late charge on other installments or payments not made when due.

18.2 Interest. In addition to the late charges referred to above, which are intended to defray Landlord’s costs resulting from late payments, any payment from Tenant to Landlord not paid when due (including any late charges) shall at Landlord’s option bear interest from the date due until paid to Landlord by Tenant at the Interest Rate. Acceptance of any late charge and/or interest shall not constitute a waiver of Tenant’s default with respect to the overdue sum/or prevent Landlord from exercising any of its other rights and remedies under this Lease.

18.3 Dishonored Check. If Tenant presents a Dishonored Check to Landlord, in addition to any late charges and interest Tenant shall pay to Landlord a fee in the amount of $20.00 (or the amount charged by local banks for dishonored checks, whichever is greater) for each instance. If Tenant presents more than two Dishonored Checks to Landlord during the Term, Landlord may require Tenant to make future Rent payments by certified or cashier’s check.

19. WAIVER. No provisions of this Lease shall be deemed waived by Landlord or Tenant unless such waiver is in a writing signed by the waiving party. The waiver by Landlord or Tenant of any breach of any provision of this Lease shall not be deemed a waiver of such provision or of any subsequent breach of the same or any other provision of this Lease. No delay or omission in the exercise of any right or remedy of Landlord upon any default by Tenant, or of Tenant upon any default of Landlord, shall impair such right or remedy or be construed as a waiver. Landlord’s acceptance of any payments of Rent due under this Lease shall not be deemed a waiver of any default by Tenant under this Lease (including Tenant’s recurrent failure to timely pay Rent) other than Tenant’s nonpayment of the accepted sums, and no endorsement or statement on any check or accompanying any check or payment shall be deemed an accord and satisfaction. Landlord’s or Tenant’s consent to or approval of any act requiring Landlord’s or Tenant’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s or Tenant’s consent to or approval of any subsequent act.

20. ENTRY, INSPECTION AND CLOSURE. Upon reasonable oral or written notice to Tenant (and without notice in emergencies), Landlord and its authorized representatives may enter the Premises at all reasonable times to determine whether the Premises are in good condition, to determine whether Tenant is complying with its obligations under this Lease, to perform any maintenance, repair or structural enhancement of the Premises or the Building that Landlord has the right or obligation to perform, to install or repair improvements for other tenants where access to the Premises is required for such installation or repair, to serve, post or keep posted any notices required or allowed under the provisions of this Lease, to show the Premises to prospective brokers, agents, buyers, transferees, Mortgagees or tenants, or to do any other act or thing necessary for the safety or preservation of the Premises or the Building. In cases where prior notice is necessary, Tenant may require that Landlord or its agents be accompanied by a Tenant representative during such entry. When reasonably necessary, Landlord may temporarily close entrances, doors, corridors, elevators or other facilities in the Building without liability to Tenant by reason of such closure. Landlord shall conduct its activities under this Section 20 in a manner that will minimize inconvenience to Tenant without incurring additional expense to Landlord. No action by Landlord or Landlord’s Representatives pursuant to this Section 20 shall constitute an eviction of Tenant (constructive or otherwise), entitle Tenant to an abatement of Rent or to terminate this Lease or otherwise release Tenant from any of Tenant’s obligations under this Lease, and Landlord shall not be liable in any manner for any inconvenience, loss of business or other damage to Tenant or other persons.

21. SURRENDER AND HOLDING OVER.

21.1 Surrender. Upon the expiration of the Term of this Lease or termination for any other reason, Tenant shall surrender the Premises and all Improvements and Alterations (which shall then become the property of Landlord at such time) to Landlord broom-clean and in their original condition, except for reasonable wear and tear, damage from casualty or Condemnation and any changes resulting from approved Alterations. Notwithstanding the above or anything to the contrary contained in this Lease, prior to the expiration or termination of this Lease, Tenant shall remove from the Premises all (a) telephone, computer, and other cabling installed in the Building by Tenant, (b) Trade Fixtures, and (c) Tenant’s goods, inventory and personal property, and if requested by Landlord, all Alterations and Improvements, and repair any damage caused by such removal. If such removal is not completed before the expiration or termination of the Term, Landlord shall have the right (but no obligation) to remove the same, and Tenant shall pay Landlord on demand for all costs of removal and storage thereof and for the Rent value of the Premises for the period from the end of the Term through the end of the time reasonably required for such removal. Landlord shall also have the right to retain or dispose of all or any portion of such property if Tenant does not pay all such costs and retrieve the property within ten (10) days after notice from Landlord (in which event title to all such property described in Landlord’s notice shall be transferred to and vest in Landlord). Tenant waives all Claims against Landlord for any damage or loss to Tenant resulting from Landlord’s removal, storage, retention, or disposition of any such property. Upon expiration or termination of this Lease or of Tenant’s possession, whichever is earliest, Tenant shall surrender all keys to the Premises or any other part of the Building and shall deliver to Landlord all keys for or make known to Landlord the combination of locks on all safes, cabinets and vaults that may be located in the Premises. Tenant’s obligations under this Subsection 21.1 shall survive the expiration or termination of this Lease.

21.2 Holding Over. If Tenant (directly or through any Transferee or other successor-in-interest of Tenant) remains in possession of the Premises after the expiration or termination of this Lease, Tenant’s continued possession shall be on the basis of a month to month tenancy. In such event, Tenant shall continue to comply with or perform all the terms and obligations of Tenant under this Lease, except that the monthly Base Rent during Tenant’s holding over shall be one hundred fifty percent (150%) of the Base Rent payable in the last full month prior to the termination hereof. Acceptance by Landlord of Rent after such termination shall not constitute a renewal of this Lease; and nothing contained in this provision shall be deemed to waive Landlord’s right of re-entry or any other right hereunder or at law. Tenant shall indemnify, defend and hold Landlord harmless from and against all Claims arising or resulting directly or indirectly from Tenant’s failure to timely surrender the Premises, including (a) any rent payable by or any loss, cost, or damages claimed by any prospective tenant of the Premises, and (b) Landlord’s foreseeable damages as a result of such prospective tenant rescinding or refusing to enter into the prospective lease of the Premises by reason of such failure to timely surrender the Premises.

22. ENCUMBRANCES.

22.1 Subordination. This Lease is expressly made subject and subordinate to any Encumbrance. Tenant shall execute and deliver to Landlord, within ten (10) days after written request therefor by Landlord and in a form reasonably requested by Landlord, any additional documents evidencing the subordination of this Lease with respect to any such Encumbrance and the non-disturbance agreement of the holder of any such Encumbrance. If the interest of Landlord in the Property is transferred pursuant to or in lieu of proceedings for enforcement of any

Encumbrance, Tenant shall immediately and automatically attorn to the new owner, and this Lease shall continue in full force and effect as a direct lease between the Purchaser and Tenant on the terms and conditions set forth in this Lease.

22.2 Mortgagee Protection. Tenant agrees to give any Mortgagee, by registered mail, a copy of any notice of default served upon Landlord, provided that prior to such notice Tenant has been notified in writing (by way of notice of assignment of rents and leases, or otherwise) of the address of such Mortgagee. If Landlord shall have failed to cure such default within thirty (30) days from the effective date of such notice of default, then Mortgagee shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary to cure such default (including the time necessary to foreclose or otherwise terminate its Encumbrance, if necessary to effect such cure), and this Lease shall not be terminated so long as such remedies are being diligently pursued.

23. ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS.

23.1 Estoppel Certificates. Within ten (10) Business Days after written request therefor, Tenant shall execute and deliver to Landlord, a certificate stating that this Lease is in full force and effect, describing any amendments or modifications hereto, acknowledging that this Lease is subordinate or prior, as the case may be, to any Encumbrance and stating any other information Landlord may reasonably request, including the Term, the monthly Base Rent, the date to which Rent has been paid, the amount of any Security Deposit or prepaid Rent, whether either party hereto is in default under the terms of the Lease, and whether Landlord has completed its construction obligations hereunder (if any), and providing such other information concerning this Lease or the Premises as Landlord may reasonably request. Any person or entity purchasing, acquiring an interest in or extending financing with respect to the Property shall be entitled to rely upon any such certificate. If Tenant fails to deliver such certificate within ten (10) days after Landlord’s second written request therefor, Tenant shall be in default of this Lease.

23.2 Financial Statements. Upon request by Landlord, not more than once a year (unless an Event of Default has occurred or Tenant is late in the payment of Rent twice in any calendar year), Tenant shall deliver to Landlord a copy of Tenant’s financial statements (including at least a year end balance sheet and a statement of profit and loss) for each of the three most recently completed years, prepared in accordance with generally accepted accounting principles (and, if such is Tenant’s normal practice, audited by an independent certified public accountant), all then available subsequent interim statements, and such other financial information as may reasonably be requested by Landlord or required by any Mortgagee. All such financial statements shall be received by Landlord on confidence and shall be used by Landlord only for the purposes herein set forth. Landlord shall not deliver any such financial statements to third parties other than (i) parties involved with the sale or financing of the real property or (ii) Landlord’s advisors (such as attorneys of accountants).

24. NOTICES.

24.1 Notices Generally. Any notice, demand, request, consent or approval that either party desires or is required to give to the other party under this Lease shall be in writing and shall be served personally, delivered by messenger or courier service (such as Federal Express or any other overnight delivery service), or sent by U.S. certified mail, return receipt requested, postage prepaid, addressed to the other party at the party’s address for notices set forth in Subsections 2.13 and 2.14 of the Basic Lease Terms. Notices delivered personally will be effective immediately upon receipt (or refusal of delivery or receipt); notices sent by independent messenger or courier service will be effective one (1) day after acceptance by the independent service for delivery; notices sent by mail in accordance with this Section 24 will be effective three (3) days after mailing. Either party may change its address for notices hereunder by a notice to the other party complying with this Subsection 24.1. If Tenant sublets the Premises, notices from Landlord shall be effective on the subtenant when given to Tenant pursuant to this Subsection 24.1.

24.2 Replacement of Statutory Notice Requirements. When this Lease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice. When a statute requires service of a notice in a particular manner, service of that notice (or a similar notice required by this Lease) in the manner required by Subsection 24.1 shall replace and satisfy the statutory service-of-notice procedures.

25. ATTORNEYS’ FEES.

25.1 Disputes between Landlord and Tenant. In the event of any Legal Proceedings involving Landlord and Tenant related to this Lease, the Prevailing Party shall be entitled to recover reasonable attorneys’ fees and court costs in addition to any other relief which may be granted.

25.2 Other Litigation. If Landlord, without fault on Landlord’s part, is made a party to any litigation instituted by Tenant or by any third party against Tenant, or by or against any Transferee or other occupant of the Premises, or otherwise arising out of or resulting from any act or transaction of Tenant or of any such Transferee or occupant, Tenant shall hold Landlord harmless from any judgment rendered against Landlord or the Premises or any part thereof, and reimburse Landlord upon demand for all costs and expenses, including reasonable attorneys’ fees, incurred by Landlord in connection with such litigation.

26. QUIET POSSESSION. Subject to Tenant’s full and timely performance of all of Tenant’s obligations under this Lease and subject to the terms of this Lease, including Section 22 - Encumbrances, Tenant shall have the quiet possession of the Premises throughout the Term as against any persons or entities lawfully claiming by, through or under Landlord. Notwithstanding the above or anything herein to the contrary, Landlord represents and Tenant acknowledges and agrees that: (a) buildings and structures adjacent to the Property may be demolished, renovated, remodeled, reconstructed, or constructed, (b) the plaza, walkways, lobbies, and sidewalks immediately within the lobby of and adjacent to the Building may be repaired and/or reconstructed, (c) the proposed construction and repair activity on the Property and on adjacent property may cause periodic disturbance to Tenant’s use, enjoyment and occupation of the Premises, including, but not limited to, noise and vibration and any other affect that may be classified as a nuisance, (d) Landlord may establish construction zones on the Property, the adjacent property, the parking areas servicing the Building and within the Building to accommodate the proposed construction and repair activity. Landlord will use economically reasonable efforts to minimize any disruption to Tenant’s business operations during business hours during the construction/renovation activity, and, to the extent possible, will perform work on the plaza, walkways, lobbies, and sidewalks immediately outside of the Premises outside of Tenant’s business hours. Tenant acknowledges and agrees that the construction and repair activity on the Property and the adjacent property as set forth above, shall not be deemed to violate the covenant of quiet enjoyment, constitute constructive eviction, nor entitle Tenant to any abatement of Rent.

27. FORCE MAJEURE. If either Landlord or Tenant is delayed, interrupted or prevented from performing any of their obligations under this Lease, including Landlord’s obligations under the Work Letter (if any), and such delay, interruption or prevention is due to fire, act of God, governmental act or failure to act, labor dispute, unavailability of materials or any cause outside the reasonable control of the performing party, then the time for performance of the affected obligations of such performing party shall be extended for a period equivalent to the period of such delay, interruption or prevention.

28. RULES AND REGULATIONS. Tenant shall be bound by and shall comply with the Building Rules. Landlord shall not be responsible to Tenant or to any person for any violation of, or failure to observe, the Building Rules by any other tenant or person.

29. LANDLORD’S LIABILITY. Except as provided in Section 12 - Release and Indemnification, the term “Landlord”, as used in this Lease, shall mean Property Reserve, Inc. From and after the date of any conveyance of title to the Building, the transferor Landlord shall be relieved of all liability with respect to Landlord’s obligations to be performed under this Lease after the date of such conveyance. Notwithstanding any other term or provision of this Lease, the liability of Landlord for its/their obligations under this Lease is limited solely to Landlord’s interest in the Building as the same may from time to time be encumbered, and no personal liability shall at any time be asserted or enforceable against any other assets of Landlord, nor against Landlord’s partners, members or Affiliates or their respective partners, trustees, shareholders, members, directors, officers or managers on account of any of Landlord’s obligations or actions under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Representatives shall be liable under any circumstances for injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

30. CONSENTS AND APPROVALS.

30.1 Determination in Good Faith. Wherever the consent, approval, judgment or determination of Landlord is required or permitted under this Lease and no express standard is specified (e.g., “reasonableness”), Landlord shall exercise Landlord’s business judgment in good faith in granting or withholding such consent or approval or in making such judgment or determination. If it is determined that Landlord failed to give its consent where it was required to do so under this Lease, Tenant shall be entitled to injunctive or declaratory relief but shall not to be entitled to monetary damages or to terminate this Lease for such failure.

30.2 Limitation of Review. The review and/or approval by Landlord of any item or matter to be reviewed or approved by Landlord under the terms of this Lease or any Exhibits or Addenda hereto shall not impose upon Landlord any liability for the accuracy or sufficiency of any such item or matter or the quality or suitability of such item for its intended use. Any such review or approval is for the sole purpose of protecting Landlord’s interest in the Property, and no third parties, including Tenant or Tenant’s Representatives or Visitors or any person or entity claiming by, through or under Tenant, shall have any rights as a consequence thereof.

31. PARKING. Tenant shall be entitled to use the drive aisles in common with all other tenants of the Property. Tenant shall have the non-exclusive right to use the parking spaces allocated to the Building for Tenant’s employees, guests and invitees in the parking areas on a first-come first-served basis with other tenants of the Building. Tenant agrees not to use more parking spaces than Tenant’s Share of the parking spaces allocated to the Building or otherwise overburden the parking areas. Tenant agrees to cooperate with Landlord and the other tenants in the use of the parking areas. Landlord reserves the right to grant exclusive or reserved parking spaces to any tenant of the Property, and to otherwise allocate parking spaces between Tenant and the other tenants of the Property. Landlord also reserves the right to designate handicapped, loading, and visitor parking stalls. Landlord shall not be responsible for monitoring or enforcing the parking rules and regulations and shall have no liability for failing to so enforce the parking rules and regulations.

32. BROKERS. Landlord shall pay the fee or commission of Tenant’s Broker (defined in Subsection 2.19) in accordance with Landlord’s separate written agreement with Tenant’s Broker, if any. Each of Landlord and Tenant warrants and represents to the other that in the negotiating or making of this Lease such representing party nor anyone acting on its behalf has dealt with any broker or finder who might be entitled to a fee or commission for this Lease other than as disclosed herein. Each of Landlord and Tenant shall indemnify and hold the other harmless from any Claims asserted by any other broker or finder for a fee or commission based upon any dealings with or statements made by the representing party (including Tenant’s Representatives).

33. RELOCATION OF PREMISES. Intentionally Omitted.

34. ENTIRE AGREEMENT. This Lease, including the Exhibits and any Addenda attached hereto, and the documents referred to herein, if any, constitute the entire agreement between Landlord and Tenant with respect to the leasing of space by Tenant in the Building, and supersede all prior or contemporaneous agreements, understandings, proposals and other representations by or between Landlord and Tenant, whether written or oral. Neither Landlord nor Landlord’s Representatives have made any representations or warranties with respect to the Premises, the Building, the Property or this Lease except as expressly set forth herein, and no rights, easements or licenses shall be acquired by Tenant by implication or otherwise unless expressly set forth herein. The submission of this Lease for examination does not constitute an option for the Premises and this Lease shall become effective as a binding agreement only upon execution and delivery thereof by both Landlord to Tenant.

35. MISCELLANEOUS. This Lease may not be amended or modified except by a writing signed by Landlord and Tenant. Subject to Section 16 - Assignment and Subletting and Section 29 - Landlord’s Liability, this Lease shall be binding on and shall inure to the benefit of the parties and their respective successors, assigns and legal representatives. The determination that any provisions hereof may be void, invalid, illegal or unenforceable shall not impair any other provisions hereof and all such other provisions of this Lease shall remain in full force and effect. The unenforceability, invalidity or illegality of any provision of this Lease under particular circumstances shall not render unenforceable, invalid or illegal other provisions of this Lease, or the same provisions under other circumstances. This Lease shall be construed and interpreted in accordance with the Laws (excluding conflict of laws principles) of the State. The provisions of this Lease shall be construed in accordance with the fair meaning of the language used and shall not be strictly construed against either party. When required by the context of this Lease, the singular includes the plural. Wherever the term “including” is used in this Lease, it shall be interpreted as meaning “including, but not limited to” the matter or matters thereafter enumerated. The captions contained in this Lease are for purposes of convenience only and are not to be used to interpret or construe this Lease. If more than one person or entity is identified as Tenant hereunder, the obligations of each and all of them under this Lease shall be joint and several. Time is of the essence with respect to this Lease, except as to the conditions relating to the delivery of possession of the Premises to Tenant. Neither Landlord nor Tenant shall record this Lease; provided, however, either party hereto, at their cost, may record a memorandum of lease containing the information required by law for such memorandum. This Lease may be executed in any number of counterparts, each of which shall be deemed an original and when combined together shall constitute one and the same instrument. Any facsimile or copies of original signatures (including those in electronic medium, such as .pdf, .tif or other electronic files) shall be considered and treated as if they were original signatures.

36. INDEPENDENT COVENANTS/CONTROLLING NATURE OF LEASE. The parties agree that the terms and conditions of the Lease define and control their relationship and obligations regarding the Premises, the Building, and the Property. This Lease shall be construed as though the covenants of Tenant are independent and Tenant hereby expressly waives the benefit of any laws to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord (unless that right is expressly set forth herein); provided, however, that the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof. In addition, Tenant hereby waives any benefits of any applicable existing or future Laws that may permit the termination of this Lease due to any Service Failure or other interruption or failure of any utility or other service, or due to any damage or destruction to or partial taking of the Premises or the Building under any circumstances.

37. REPRESENTATION OF AUTHORITY. In the event the Tenant hereunder is a corporation, a limited liability company or some other legal entity, the person signing this Lease on behalf of Tenant hereby represents and warrants that he/she has the full right, power and authority to enter into this Lease without the consent or approval of any other entity or person and make these representations knowing that Landlord will rely thereon, and that this Lease is a binding contract and obligation on Tenant.

38. SECURITY INTEREST. Tenant hereby grants Landlord a security interest in any Alterations, Improvements, Trade Fixtures, and Tenant’s goods, inventory and personal property that may be located on or within the Premises from time to time, and authorizes Landlord to file a UCC-1 Financing Statement to perfect such security interest. Tenant hereby represents and warrants that Tenant’s name is its full and complete name and that the Tenant’s address and other information provided by Tenant in Section 2 - Basic Lease Terms is accurate and true.

39. OFAC REPRESENTATION. Tenant represents and warrants as of the date of this Lease and continuing throughout the Term of this Lease that neither Tenant nor any of its respective Affiliates is a Prohibited Person and Tenant and all of its respective Affiliates are in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury. Tenant hereby indemnifies, holds harmless and agrees to defend (with counsel acceptable to Landlord) Landlord from any claims, fines, penalties, judgments, costs, and expenses (including, but not limited to attorney and paralegal fees and costs) that may arise from any violation or alleged violation of the above representation and warranty. In the event of a breach of this representation or warranty, Landlord may immediately terminate this Lease.

40. SECURITY OF PREMISES. Tenant, at its sole cost and expense, shall be solely responsible for providing and maintaining any security systems servicing solely the Premises. Any alarms emanating from or in connection with the Premises shall be promptly answered and responded to by Tenant. Neither Landlord nor any of Landlord’s Representatives shall be responsible for or required to take any action to prevent, stop, protect against, apprehend, detain or otherwise become involved with any person or persons engaged in any robbery, pilferage, theft, burglary or other illegal action committed against or with respect to the Premises, the contents within the Premises, Tenant, Tenant’s Representatives or Visitors, notwithstanding the possibility that Landlord may maintain a security system within the Building. Tenant assumes all risk of loss to any of Tenant’s inventory and property within the Premises and indemnifies, holds harmless, acquits, releases and waives Landlord and Landlord’s Representatives for from, and against all Claims (including damage to the business of Tenant) associated therewith.

41. OTHER OCCUPANTS. Landlord reserves the absolute right to effect such other tenancies in the Property and the Building in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Property. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building, Property, or Project.

42. BUILDING NAME AND SIGNAGE. Tenant shall not use the name of the Property or the Building or use pictures or illustrations of the Property, the Building or the Project, in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the premises, without the prior written consent of Landlord.

43.	SIGNS.

43.1 Full Floors. Subject to Landlord’s prior written approval, in its sole discretion, and provided all signs are in keeping with the quality, design and style of the Building, Tenant, if the Premises comprise an entire floor of the Building, at its sole cost and expense, may install identification signage anywhere in the Premises including in the elevator lobby of the Premises, provided that such signs must not be visible from the exterior of the Building.

43.2 Multi-Tenant Floors. If other tenants occupy space on the floor on which the Premises are located, Tenant’s identifying signage shall be provided by Landlord, at Tenant’s cost, and such signage shall be comparable to that used by Landlord for other similar floors in the Building and shall comply with Landlord’s then-current Building standard signage program.

43.3 Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Tenant may not install any signs on the exterior or roof of the Building or the common areas of the Property. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion.

43.4 Building Directory. A building directory will be located in the lobby of the Building. Tenant shall have the right, at Tenant’s sole cost and expense, to designate name strips to be displayed under Tenant’s entry in such directory, provided that in no event shall Tenant be entitled to use a percentage of such directory that exceeds Tenant’s Share.

44. BUILDING RENOVATIONS. It is specifically understood and agreed that Landlord has made no representation or warranty to Tenant and has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, the Building, the Property, or any part thereof and that no representations respecting the condition of the Premises, the Building, the Property or the Project have been made by Landlord to Tenant, except as specifically set forth in this Lease or in the Work Letter. However, Tenant hereby acknowledges that Landlord may during the Lease Term make Renovations to the Property, the Building and/or the Premises including without limitation the parking facilities, common areas, systems and equipment, roof, and structural portions of the same, and in connection with any Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building or at the Property, limit or eliminate access to portions of the Property, including portions of the common areas, or perform work in the Building or at the Property, which work may create noise, dust or leave debris in the Building or at the Property. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or for any reason be liable to

Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions.

45. LIMITATION OF ACTIONS AGAINST LANDLORD. Any claim, demand or right of any kind by Tenant which is based upon or arises in connection with this Lease shall be barred unless Tenant commences an action thereon within twelve (12) months after the date that the act, omission, event or default upon which the claim, demand or right arises, has occurred.

46. NONDISCLOSURE OF LEASE TERMS. Tenant acknowledges and agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord. Disclosure of the terms could adversely affect the ability of Landlord to negotiate other leases and impair Landlord’s relationship with other tenants. Accordingly, Tenant agrees that it, and its partners, officers, directors, employees and attorneys shall not intentionally and voluntarily disclose the terms and conditions of this Lease to any other tenant or apparent prospective tenant of the Building or Property, either directly or indirectly, without the prior written consent of Landlord, provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under this Lease.

47. CHANGES REQUESTED BY LENDER. If, in connection with obtaining financing for the Property, Landlord’s lender shall request reasonable modifications in this Lease as a condition to the financing, Tenant will not unreasonably withhold or delay its consent, provided that the modifications do not materially increase the obligations of Tenant or materially and adversely affect the leasehold interest created by this Lease. Under no circumstances shall Tenant be obligated to agree to any modification of the Lease that increases the amount payable by Tenant under the Lease, affects the length of the Term or any renewal or termination rights granted to Tenant or changes the size or location of the Premises.

48. TRANSPORTATION MANAGEMENT. Tenant shall fully comply with all current or future compulsory programs imposed by any public authority, intended to manage parking, transportation, or traffic in and around the Building and Property. In connection with this compliance, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any government transportation management organizations, or other transportation-related committees or entities. This provision includes programs such as the following: (a) restrictions on the number of peak-hour vehicle trips generated by Tenant; (b) encouragement of increased vehicle occupancy through employer-sponsored financial or in-kind incentives; (c) implementation of an in-house or area-wide ridesharing program and appointment of an employee transportation coordinator; and (d) flexible work shifts for employees.

49. PRIOR DRAFTS. If the parties delete any provision appearing in any prior drafts of this Lease, this Lease shall be interpreted as if the deleted language were never part of this Lease.

50. PRIOR LEASE. The parties acknowledge and agree that they are parties to that certain Quadrangle Business Park Office Lease Agreement dated April 21, 2006 (collectively, as amended and assigned, the “Prior Lease”). It is the intention of the parties that this Lease shall, effective as of the Commencement Date of the Term, supersede and replace the Prior Lease in its entirety, and the Prior Lease shall be and become null and void as of such date. In the event this Lease is not fully executed by both Landlord and Tenant, the Prior Lease shall remain in full force and effect.

51. SEC FILING. Tenant shall have the right to file this Lease with the U.S. Securities and Exchange Commission without giving prior notice to or obtaining consent from the Landlord.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Lease as of the date first above written.

LANDLORD:

PROPERTY RESERVE, INC.,
a Utah nonprofit corporation

By:	/s/ Kent C. Gibson
Name (Print):	Kent C. Gibson
Title:	Vice-President

By:	/s/ Matthew A. Baldwin
Name (Print):	Matthew A. Baldwin
Title:	Vice-President

TENANT:

CEMPRA PHARMACEUTICALS, INC.,
a Delaware corporation

By:	/s/ Prabhavathi Fernandes Ph.D.
Name (Print):	Prabhavathi Fernandes Ph.D
Title:	President and CEO

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EXHIBIT “A”

DEFINED TERMS

“Additional Rent” means any charge, fee or expense, including any parking charges, Tenant’s Share of Expenses, any late fees, and/or interest, but excluding Base Rent, payable by Tenant under this Lease, however denoted.

“Affiliate” means any corporation, person or other entity that, directly or indirectly controls, is controlled by, or is under common control with Tenant or Landlord, or to any corporation or other entity resulting from a merger or consolidation with Tenant or Landlord, as the case may be. As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a person or entity, whether through ownership of voting securities, by contract or otherwise.

“Alterations” mean any alterations, improvements or changes to the Premises (including installation of any security system or telephone or data communication wiring), other than the Improvements.

“Award” shall mean all compensation, sums, or anything of value awarded, paid or received on a total or partial Condemnation.

“Base Year Insurance Costs” mean the Insurance Costs for the calendar year specified as the Base Year in Subsection 2.8 (excluding therefrom any deductibles paid during such year).

“Base Year Operating Costs” mean the Operating Costs for the calendar year specified as the Base Year in Subsection 2.8 (excluding therefrom, however, any Operating Costs of a nature that would not ordinarily be incurred on an annual, recurring basis).

“Base Rent” means the base rent specified in Subsection 2.7.

“Base Year Taxes” mean Taxes for the calendar year specified as the Base Year in Subsection 2.8.

“Basic Lease Terms” mean the basic lease terms set forth in Section 2 of this Lease.

“Building” means the building described in Subsection 2.1.

“Building Rules” mean the rules and regulations attached to and made a part of this Lease as Exhibit E as well as any reasonable rules and regulations hereafter adopted by Landlord for all tenants of the Building, upon notice to Tenant thereof.

“Building Systems” mean the mechanical, elevator, plumbing, electrical, fire protection, life safety, security or other systems in the Building.

“Business Days” mean weekdays except not more than twelve (12) holiday days per calendar year as designated by Landlord and any holidays or non-working days designated by executive order or necessitated by war, riots, civil disturbances, emergencies, a risk of health or safety (as reasonably determined by Landlord in its sole discretion), or natural catastrophes. In designating holidays Landlord will, as closely as possible, follow the state and national holidays.

“Business Hours” mean the business hours set forth in the Building Rules attached hereto as Exhibit E.

“Capital Improvements” mean improvements to the Building or the Property (excluding any maintenance, repairs, replacements of components of Building Systems, and any improvements that cost less than $25,000) that are required to be capitalized over a period in excess of 10 years.

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“Claims” mean claims, actions, demands, liabilities, damages, costs, penalties, fines, losses, or expenses, including, without limitation, reasonable attorneys’ and paralegal fees, consulting fees, expert and witness fees, investigative and discovery costs, copy costs, and other costs incurred in defending against the same.

“Commencement Date of Term” means the date set forth in Basic Terms as the Commencement Date of the Term, subject to the terms and conditions of Section 4 - Term.

“Condemnation” means (a) a permanent taking (or a temporary taking for a period extending beyond the end of the Term) pursuant to the exercise of the power of condemnation or eminent domain by any Condemnor, whether by Legal Proceedings or otherwise, or (b) a voluntary sale or transfer by Landlord to any such authority, either under threat of condemnation or while Legal Proceedings for condemnation are pending.

“Condemnor” means any public or quasi-public authority, private corporation or individual having the power of condemnation.

“Date of Condemnation” means the earlier of the date that title to the property taken is vested in the Condemnor or the date the Condemnor has the right to possession of the property being condemned.

“Dedicated HVAC Unit” means a system dedicated to Tenant’s computers or other equipment.

“Direct Costs” mean all costs and expenses incurred by Landlord related to the maintenance or repair of the Premises or for the sole benefit of Tenant that are not included as Operating Costs.

“Dishonored Check” means any check or draft not honored for lack of sufficient funds or any other reason by the institution upon which it is issued.

“Encumbrance” means any mortgage, deed of trust, ground lease, underlying lease or like encumbrance affecting any part of the Property or any interest of Landlord therein which is now existing or hereafter executed or recorded.

“Environmental Requirements” mean all present and future Laws, orders, permits, licenses, approvals, authorizations and other requirements of any kind applicable to Hazardous Materials.

“Event of Default” means the occurrence of any of the events specified in Subsection 17.1 of this Lease.

“Expenses” mean the total amount of: (a) Taxes in excess of the Base Year Taxes, if applicable, (b) Operating Costs in excess of the Base Year Operating Costs, if applicable, and (c) Insurance Costs in excess of the Base Year Insurance Costs, if applicable, due and payable with respect to the Property during any calendar year of the Term.

“Final Plans” mean the final plans and specifications for the Improvements and any Alterations, or any other improvements to the Building, as the case may be, that reflect the agreed upon resolution of Landlord’s Comments.

“Governmental Controls” mean mandatory or voluntary controls or guidelines on Landlord or the Property relating to the use or conservation of energy or utilities or the reduction of automobile or other emissions or reduction or management of traffic or parking related to the Property.

“Hazardous Materials” mean any substance: (a) that now or in the future is regulated or governed by, requires investigation or remediation under, or is defined as a hazardous waste, hazardous substance, pollutant or containment under any governmental statute, code, ordinance, regulation, rule or order, and any amendment thereto, including for example only the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §9601 et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., or (b) that is toxic, explosive, corrosive, flammable, radioactive, carcinogenic, dangerous or otherwise hazardous, including gasoline, diesel fuel, petroleum hydrocarbons, polychlorinated biphenyls (PCBs), asbestos, radon and urea formaldehyde foam insulation.

“HVAC” means the heating, ventilating and air-conditioning systems of the Building.

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“Improvements” mean the improvements to be made to the Premises pursuant to the Work Letter.

“Insurance Costs” means the costs and expenses associated with obtaining and maintaining property (including coverage for earthquake and flood if carried by Landlord), liability, rent income, boiler and machinery, and any and all other insurance, including deductibles relating to the Property, and expenditures for deductible amounts paid under such insurance, as the same may be calculated pursuant to Section 13.3.

“Interest Rate” means the rate of eighteen percent (18%) per annum or the maximum lawful rate that Landlord may charge to Tenant under applicable Laws, whichever is less.

“Interference” means any electromagnetic field, radio frequency, audio frequency, radiation, or other emission that may interfere with, disrupt, or adversely affect the use or operation of any electronic or other equipment or devices.

“Landlord” means Property Reserve, Inc., a Utah non-profit corporation, and its successors and assigns; provided, however, as used in this Lease, so far as covenants or agreements on the part of Landlord are concerned, the term Landlord shall be limited to mean and include only the owner or owners of Landlord’s interest in this Lease at the time in question, and in the event of any transfer or transfers of such interest Landlord herein named (and in case of any subsequent transfer, the then transferor) shall be automatically freed and relieved from and after the date of the assumption of all responsibility on the part of Landlord contained in this Lease thereafter to be performed.

“Landlord Parties” means the Landlord, the Property Manager, any Mortgagee and any Affiliates of the foregoing, and all of their respective officers, directors, employees, shareholders, members, partners, agents, servants, and contractors.

“Landlord’s Knowledge” means the actual knowledge of the Property Manager’s manager of the Building.

“Landlord’s Representatives” mean Landlord, its employees, agents, and servants.

“Laws” mean any law, regulation, rule, order, statute or ordinance of any governmental or private entity in effect at any time during the Term and applicable to the Property and Tenant’s use thereof, including, but not limited to, building, fire and safety codes and regulations, conditional use permits, certificates of occupancy, Environmental Requirements, and the Americans with Disabilities Act.

“Lease” means this Office Lease Agreement.

“Lease Year” means the period commencing the first day of the first calendar month following the Commencement Date of the Term and continuing for twelve consecutive calendar months.

“Legal Proceedings” mean any arbitration, litigation or judicial proceeding including any bankruptcy proceeding and appeals.

“Mortgagee” means the holder of any Encumbrance covering any part of the Property.

“Operating Costs” mean all costs of managing, operating, insuring, maintaining, repairing, renewing, and replacing the Property, including, without limitation, all costs, expenditures, fees and charges for: (a) operation, maintenance and repair of the Property (including, without limitation, maintenance, repair, renewal, and replacement of glass, the roof covering or membrane, and landscaping; (b) utilities and services (including telecommunications facilities and equipment, recycling programs and trash removal), and associated supplies and materials; (c) compensation (including employment taxes and fringe benefits) for persons who perform duties in connection with the management, operation, maintenance and repair of the Building; (d) licenses, permits and inspections; (e) complying with the requirements of any Laws; (f) amortization of Capital Improvements, with interest on the unamortized balance at the rate paid by Landlord on funds borrowed to finance such Capital Improvements (or, if Landlord finances such Capital Improvements out of Landlord’s funds without borrowing, the rate that Landlord would have paid to borrow such funds, as reasonably determined by Landlord), over such useful life as Landlord shall

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reasonably determine; (g) an office in the Building for the management of the Property, including expenses of furnishing and equipping such office and the rent value of any space occupied for such purposes; (h) property management fees (which may be paid to an Affiliate of Landlord), or in lieu of such management fees, a reasonable administrative fee to compensate Landlord for managing the Property; (i) accounting, legal and other professional services incurred in connection with the operation of the Property and the calculation of Operating Costs and Taxes; (j) contesting the validity or applicability of any Laws that may affect the Property; (k) the Building’s share of any shared or common area maintenance fees and expenses (including, without limitation, fees and expenses relating to common areas and facilities shared with other occupants in the Project); and (l) any other expense or charge, which in accordance with generally accepted property management practices would be considered an expense of managing, operating, maintaining, repairing and replacing the Property, the Building Systems, and the components thereof; excluding, however, any Operating Costs Exclusions. The above enumeration of services and facilities shall not be deemed to impose an obligation on Landlord to make available or provide such services or facilities except to the extent if any that Landlord has specifically agreed elsewhere in this Lease to make the same available or provide the same.

“Operating Costs Exclusions” mean (a) Capital Improvements (except as otherwise provided above); (b) costs of special services rendered to individual tenants (including Tenant) for which a special charge is made; (c) interest and principal payments on loans or indebtedness secured by the Building; (d) costs of leasehold improvements for Tenant or other tenants of the Building; (e) costs of services or other benefits of a type which are not available to Tenant but which are available to other tenants or occupants, and costs for which Landlord is reimbursed by other tenants of the Building other than through payment of tenants’ shares of increases in Operating Costs and Taxes; (f) leasing commissions, attorneys’ fees and other expenses incurred in connection with leasing space in the Building or enforcing such leases; (g) costs, fines or penalties incurred due to Landlord’s violation of any Law; (h) advertising and promotional expenses; (i) nonrecurring costs incurred to remedy structural defects in the original construction of the Building; and (j) repairs or other work needed due to fire, windstorms, or other casualty or cause actually insured against by Landlord or to the extent the Landlord’s insurance required under Subsection 13.3 - Landlord’s Insurance would have provided coverage, whichever is greater.

“Permitted Use” means the use set forth in Subsection 2.3.

“Premises” means the premises described in Subsection 2.2.

“Prevailing Party” means the party receiving substantially the relief desired whether by settlement, dismissal, summary judgment, judgment, or otherwise.

“Prohibited Person” means any person or entity; (a) listed in the Annex to, or otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”); (b) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order; (c) with whom Landlord is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order; (d) who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; (e) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, www.ustreas.gov/offices/enforcement/ofac or at any replacement website or other replacement official publication of such list; or (f) who is an Affiliate of or affiliated with a person or entity listed above.

“Prime Rate” means the prime lending rate published in the Wall Street Journal. If the Wall Street Journal is no longer published or no longer publishes the Prime Rate, the parties shall mutually agree upon a substitute publication or financial institution.

“Project” means Quadrangle Business Park being an office park consisting of five (5) buildings located on real property described on Exhibit “F” attached hereto, as the same may be expanded or otherwise revised from time to time.

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“Property” means the Building and the real property upon which the Building is built including adjacent walkways, sidewalks, landscaping, etc.

“Property Manager” means Cassidy Turley, or any other party appointed from time to time by Landlord to act as the property manager.

“Rent” means Base Rent and Additional Rent.

“Renovations” means any renovations, alterations, improvements or modifications made to the Building or the Property by Landlord.

“RSF” means Rentable Square Feet, the total number of square feet of both the Building and the Premises, including an allocation of common area, in accordance with the method for calculating “rentable area” under the Building Owners and Managers Association Standard Method for Measuring Floor Area in Office Buildings (ANSI Z65.1-1996).

“Rental Tax” means rent, excise, sales or transaction privilege taxes arising out of this Lease (excluding, however, state and federal personal or corporate income taxes measured by the income of Landlord from all sources) imposed by any taxing authority upon Landlord or upon Landlord’s receipt of any Rent payable by Tenant pursuant to the terms of this Lease.

“Security Deposit” means the amount set forth in Subsection 2.11.

“Service Failure” means an interruption in, a disruption of, or failure or inability to provide any services or utilities to the Premises or Building for any reason.

“Standard Tenant Finishes” mean all Improvements and Alterations of substantially the same quality and nature as the other Improvements constructed within the Building by other tenants.

“State” means the state where the Premises are located.

“Taxes” mean: all real property taxes and general, special or district assessments or other governmental impositions, of whatever kind, nature or origin, imposed on or by reason of the ownership or use of the Property; governmental charges, fees or assessments for transit or traffic mitigation (including area-wide traffic improvement assessments and transportation system management fees), housing, police, fire or other governmental service or purported benefits to the Property; personal property taxes assessed on the personal property of Landlord used in the operation of the Property; service payments in lieu of or in substitution for existing or additional real or personal property taxes on the Property or the personal property described above; any increases in the foregoing caused by changes in assessed valuation, tax rate or other factors or circumstances; and the reasonable cost of contesting by appropriate proceedings the amount or validity of any taxes, assessments or charges described above. To the extent paid by Tenant or other tenants as Tenant’s Taxes, Tenant’s Taxes shall be excluded from Taxes.

“Telecommunication Equipment” means satellite dishes, antenna, or other equipment and related devices, associated with the transmission of data (either analog or digital).

“Telecommunication Facilities” mean Telecommunication Lines and Telecommunication Equipment.

“Telecommunication Lines” mean telecommunication, telephone, speaker, or data lines, cables, wires, or conduits.

“Tenant” means the person or entity identified as the tenant in this Lease.

“Tenant Delays” mean any delays caused by Tenant’s failure to comply with the time deadlines set forth in the Lease or the Work Letter, if applicable, Tenant’s failure to provide any plans, comments or approvals when due hereunder or the Work Letter, if applicable, Tenant’s requests for any change orders, Tenant’s failure to deposit any

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amounts to be deposited with Landlord hereunder, or the Work Letter, if applicable, or Tenant’s acts, failure to act or interference of any kind that causes a delay the completion of any Improvements or the performance of Landlord’s obligations under the Lease or the Work Letter, if applicable.

“Tenant’s Broker” means the broker retained by Tenant and described in Subsection 2.19.

“Tenant’s Representatives” means Tenant, its partners, members, managers, officers, directors, employees, agents, servants, contractors, assigns, representatives, licensees, and permitted subtenants.

“Tenant’s Share” means a fraction, the numerator of which is the RSF of the Premises and the denominator of which is ninety-five percent (95%) of the RSF of the Building. An approximation of Tenant’s Share as of the date of this Lease is set forth in Subsection 2.9.

“Tenant’s Taxes” mean (a) all taxes, assessments, license fees and other governmental charges or impositions levied or assessed against or with respect to Alterations, Improvements, Trade Fixtures, and Tenant’s goods, inventory and personal property in the Premises, whether any such imposition is levied directly against Tenant or levied against Landlord or the Property, (b) all Rental Tax, and (c) any increase in Taxes attributable to inclusion of a value placed on Alterations, Improvements, Trade Fixtures, and Tenant’s goods, inventory and personal property.

“Term” means the period of time commencing as of the Commencement Date of the Term and continuing for the length of the Term as set forth Subsection 2.6.

“Trade Fixtures” mean any and all furnishings, fixtures, equipment, Lines, movable partitions, business equipment and other trade fixtures.

“Transfer” means an assignment, mortgage, pledge, hypothecation or encumbrance of this Lease or any interest therein, or subletting or granting a license, concession or any other interest in the Premises, or permitting the use or occupancy of the Premises or any part thereof by or for the benefit of anyone other than Tenant, or in any other manner transferring all or any part of Tenant’s rights or interests under this Lease.

“Transferee” means an assignee, mortgagee, subtenant, licensee, concessionaire, user or other transferee.

“Visitors” mean Tenant’s guests, customers, visitors, and invitees.

“Work Letter” means the work letter attached to this Lease as Exhibit C.

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EXHIBIT “B”

FLOOR PLAN OF PREMISES

SHOWER
MEN
WOMEN
UP
UP

Cassidy Turley
Commercial Real Estate Services

QUADRANGLE IV
SUITE 100

1/16"=1'-0"

5/11/11

THE QUADRANGLE

Architecture, PA

B-1

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EXHIBIT “C”

WORK LETTER

Prior to or within a reasonable period of time following the Commencement Date Landlord to clean/shampoo carpets and apply touch-up paint where needed.

C-1

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EXHIBIT “D”

MEMORANDUM OF LEASE TERMS/

FIRST LEASE AMENDMENT

Re: Lease dated                      between PROPERTY RESERVE, INC., Landlord, and                                     , Tenant, concerning Suite                      located in                     .

In accordance with the Lease, we wish to advise and/or confirm as follows:

1.	That the Premises have been accepted herewith by the Tenant as being substantially complete in accordance with the Lease and the Work Letter, and that there is no deficiency in construction.

2.	That the Tenant has accepted possession of the Premises in its “AS-IS” condition and “WITH ALL FAULTS”, subject only to Landlord’s warranty in the Work Letter.

3.	That Tenant has received any improvement allowance payable by Landlord to Tenant under the Lease.

4.	That the rentable square footage of the Premises is and the usable square footage is .

5.	That the Term of the Lease commenced as of , for a term of months, ending on .

6.	That the amount of Base Rent payable during the Term is as follows:

Period	Rate Per RSF	Annual Base Rent	Monthly Base Rent

7.	That Tenant’s proportionate share of Expenses is %.

8.	That the Base Year is the calendar year .

9.	Tenant has deposited with Landlord a security deposit in the amount of .

10.	That the undersigned Tenant claims no right, title or interest in the Premises, or right to the possession of said Premises other than under the terms of said Lease, and that there are no written or oral agreements between Landlord and Tenant that modify the Lease.

11.	Landlord is not in default or breach of any of Landlord’s obligations under the Lease.

The terms set forth herein shall supervise any contrary or inconsistent terms in the Lease, and in such an event, this document shall operate as an amendment to the lease, whereby any contrary and inconsistent terms in the Lease are amended hereby.

D-1

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AGREED AND ACCEPTED

, a	PROPERTY RESERVE, INC., a Utah nonprofit corporation

By:	By:
Title:	Title:
Date:	Date:

D-2

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EXHIBIT “E”

BUILDING RULES

1.	The doors, sidewalks, passages, exits, and entrances shall be used for ingress and egress and shall not be obstructed. Tenant shall use reasonable efforts to keep such areas clean and free from rubbish.

2.	Loitering anywhere in the Property shall not be permitted. Landlord reserves the right to exclude or expel from the Property any person who, in the judgment of Landlord, is under the influence of liquor or drugs or who shall in any manner do any act in violation of the Building Rules.

3.	Alterations in any way to the interior or exterior of the Premises including attaching pictures, certificates, licenses, and similar items may be done only in a reasonable manner, subject to review by Landlord.

4.	Tenant shall not alter, paint, cover, obstruct, screen, tint, install curtains, draperies, blinds, or shades, or obscure any window, shall not affix any signs, advertisements, or notices on or to any window, and shall not have any window treatment other than building standard as established by Landlord, without the written consent of Landlord.

5.	All Tenant identification in the public areas of the Property must be installed and approved by Landlord based on the standard signage as established by Landlord.

6.	The location of electrical, telephone, computer or other wiring and of related outlets must be pre-approved prior to installation in writing by Landlord. Such items shall be installed by qualified personnel in accordance with building codes applicable to the Property and the Premises and scheduled with the Landlord’s property manager.

7.	No items of unusual size or weight shall be used or placed in the Property without Landlord’s written permission. In no event shall any floor be overloaded as determined by a competent engineer.

8.	The moving of any of Tenant’s business or personal furniture, equipment, inventory, or other items in or out of the Building or Premises will be at a time and in a manner designated by Landlord.

9.	No Tenant shall use or keep any foul or noxious gas or substance which may in any manner be offensive or objectionable to Landlord or other occupants of the Property. No noises, vibrations, odors, or activities bothersome to other Tenants will be allowed in the Premises or on the grounds of the Property.

10.	No animals, fish, birds, etc., are allowed within the Building without Landlord’s written permission.

11.	The Tenant is prohibited from storing goods, wares, or merchandise other than normal office supplies in the Building or Premises in areas not acceptable to Landlord for storage. No auction, public or private, will be permitted in the Premises.

12.	All Tenant requests for service or maintenance to the Landlord will be made by notifying the Landlord or its agents at a designated location. Landlord’s agents or contractors shall not perform any work or do anything outside of their regular or contracted duties unless under special written instructions from the Landlord.

13.

All keys shall be obtained from Landlord, and all keys shall be returned to Landlord upon termination or expiration of Tenant’s Lease. No duplicate keys shall be made without Landlord’s approval. Tenant is responsible to control the keys to the Premises, and Tenant shall pay for lost keys. Tenant shall not change the locks or install other locks on the doors without Landlord’s written approval. If Landlord

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gives Tenant written approval to change locks, then Tenant will provide Landlord with keys. Keys shall include any key cards used in a card access system.

14.	Tenant is responsible to lock and secure all doors to the Premises after regular business hours or after entering or leaving on non-business days. Landlord is not responsible to respond to after-hours tenant lockouts. Tenant is responsible for the security of the Premises and under no circumstances shall Landlord be responsible for any theft, pilferage or loss occurring within the Premises or Property.

15.	The following acts shall not be allowed or suffered to be done nor conditions allowed to exist upon the Premises or any part thereof:

a.	Any violation of any federal, state, or municipal statute or ordinance, or any regulation, order, or directive of a governmental agency, as such statutes, ordinances, regulations, orders or directives now exist or may hereafter provide concerning the use and safety of the Premises.

b.	Any violation of any certificate of occupancy covering of affecting the use of the Premises or any part hereof.

c.	Any public or private nuisance.

d.	The display or distribution of drug paraphernalia or sexually related paraphernalia, except as the same may be legally dispensed by a physician or surgeon, dentist, or pharmacist, duly licensed to practice such profession in the State.

e.	The manufacture, distribution, sales, or dispensing in any manner of illegal drugs, or any type of illegal drug activity or consumption.

f.	The sale or dispensing of alcoholic beverages.

g.	The showing, displaying, viewing, renting, or selling of movie films within the Premises which would be classified as “X” or “R”-rated under present standards of criteria for such classification and rating.

h.	Gambling.

i.	The establishment or maintenance of a bawdy house, bar, nightclub, or tavern.

j.	Any other act or condition, which shall be lewd, obscene, or licentious.

k.	Performance of abortions

l.	Mark, or drive nails, screw or drill into the partitions, woodwork or plaster or otherwise deface its Premises or any part hereof. This shall exclude the hanging of pictures, artwork, etc.

m.	Smoking shall not be permitted within the Building or other areas of the Property designated as “non-smoking.” Landlord may designate “smoking areas” outside of the Building.

16.

Landlord shall have the right to regulate parking on the Property in a manner beneficial to the Property. Landlord shall have the right to re-stripe parking stalls, lanes, and other areas as the Landlord deems reasonably necessary to control parking access. Landlord may refuse to permit any person who violates the rules to park in the parking lot, and any violation of the rules shall subject the car to removal. No

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extended period parking for campers, trailers, motor homes, emergency equipment, or other nonstandard sized vehicles is permitted.

17.	Tenant shall not use the Property, Premises, or parking facilities for housing or sleeping without the written consent of the Landlord.

18.	Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Premises of any person. In the case of invasion, mob riot, public excitement, or other circumstances rendering such action advisable in Landlord’s opinion, Landlord reserves the right to prevent access to the Building, the Premises and/or the Property during the continuance of the same by such action as Landlord may deem appropriate, including closing doors and restricting access to public areas of the Property.

19.	Each Tenant shall see that appliances and utilities are shut off as appropriate before Tenant or Tenant’s employees leave the Premises. Tenant is required to prevent controllable waste or damage in all aspects of the Premises from any default or carelessness. All tenants shall keep the doors to the Building’s corridors closed at all times, except for ingress and egress, unless door is equipped with an approved magnetic door holder.

20.	Except as provided in the Lease, Tenant shall not install any radio or television antenna, or satellite dish, loudspeaker, or other device on the roof or exterior walls of the Building without Landlord’s written permission, which may be granted or withheld in Landlord’s sole and absolute discretion.

21.	Each Tenant shall store all its refuse or waste within its Premises and dispose of such refuse or waste only in accordance with all applicable local, state, and federal regulations and laws.

22.	Tenant is not allowed to disturb, solicit, or canvass any occupant of the Building and shall cooperate to prevent same. Canvassing, soliciting, distributing handbills or any other written material, or peddling on the Property is prohibited.

23.	Tenant agrees to enforce and, as necessary, to acquaint all persons doing business with Tenant with the Building Rules.

24.	The failure of Landlord to enforce any of the Building Rules against any other tenant in the Building shall not be deemed a waiver of any of such Building Rules. Landlord shall not be liable to Tenant for violation of any of the Building Rules or the breach of any covenant or condition in any lease by any other Tenant in the Building.

25.	Landlord shall control and operate the public portions of the Building, and the public facilities, and heating and air conditioning, as well as facilities furnished for the common use of Tenant. Such control and operation shall be accomplished in a manner consistent with the best interests of the tenants in general. Tenant shall not obstruct, alter or in any way impair the effective operation of the heating and air conditioning, electrical, fire, safety, or lighting systems, and Tenant shall not tamper with or change any of the thermostats or temperature control valves in the Building except those that are in Tenant’s Premises and are provided exclusively for Tenant’s use.

26.	Tenant shall not use or keep in the Premises or on the Property any kerosene, gasoline, or other flammable or combustible fluid or material, and shall not use any method of heating or air conditioning not acceptable to Landlord.

27.	All damage done to the Premises, the Building or the Property by the installation or removal of any property of Tenant, or done by Tenant’s property while in the Premises, shall be repaired at the expense of Tenant.

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28.	Plumbing fixtures and appliances shall be used only for their intended purposes, and Tenant shall not deposit any sweepings, rubbish, rags, or other unsuitable substances therein. Damage resulting from misuse shall be paid for by Tenant.

29.	Landlord shall not be responsible for any loss or theft or damage to personal property in the Premises or the Property from any cause whatsoever, whether or not such loss, theft, or damage occurs when the Premises or other portions of the Property are locked against entry.

30.	Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

31.	In the event of any conflict between these Building Rules and the Lease with Tenant, the provisions of the Lease shall be controlling.

32.	Tenant shall participate in, to the extent possible and under the direction of the Landlord, the preparation and implementation of an emergency response plan. The Tenant shall provide individuals to assist with the carrying-out of any emergency response plan.

33.	Tenant shall only permit smoking in areas designated from time-to-time by Landlord

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EXHIBIT “F”

DESCRIPTION OF PROJECT REAL PROPERTY

Being all of Lot 1, containing 16.377 acres, more or less, Lot 3, containing 9.427 acres, more or less, Lot 5,containing 2.816 acres, more or less, the property marked “Open Space,” containing 0.788 acres, more or less, and Quadrangle Drive all as shown on plat and survey thereof entitled, “The Quadrangle, Lot 5-Final Plat,” dated October 1985, by The John R. McAdams Company, Project #LIN-8503, and recorded in Book 109, Page 188, Durham County Registry.